Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

THE RBA GROUP, INC., ENGINEERS, ARCHITECTS AND PLANNERS, as the Company,

EACH OF THE STOCKHOLDERS OF THE RBA GROUP, INC., ENGINEERS, ARCHITECTS AND PLANNERS, as Company Stockholders,

THE STOCKHOLDER REPRESENTATIVE

and

NV5 HOLDINGS, INC., as Buyer

July 1, 2015

i

4.28	Product and Service Warranties	32
4.29	Customers, Contractors and Suppliers	32
4.30	Bank Accounts	32
4.31	Louis Berger Holdings, Inc	32
4.32	Full Disclosure	33

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS		33
5.1	Capacity and Authority; Enforceability	34
5.2	Ownership of Shares	34
5.3	No Conflict	34
5.4	Litigation	34
5.5	Brokers or Finders	35
5.6	Affiliate Transactions	35
5.7	United States Person	35
5.8	Securities Law Matters	35

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		37
6.1	Organization; Good Standing	37
6.2	Power and Authority; Enforceability	37
6.3	No Conflict	37
6.4	Litigation	37
6.5	Brokers or Finders	38
6.6	Financial and Regulatory Matters	38
6.7	Permits	38

ARTICLE VII COVENANTS		38
7.1	Certain Tax Matters	38
7.2	Cooperation and Proceedings; Access to Records	40
7.3	Further Action	40
7.4	Noncompetition, Nonsolicitation, and Nondisparagement.	41
7.5	Confidentiality	42
7.6	Customer and Other Business Relationships; Client Audits	43
7.7	Pre-Closing Acts and Omissions	44

ARTICLE VIII STOCKHOLDER REPRESENTATIVE		44
8.1	Designation; Powers	44
8.2	Authority	45
8.3	Replacement	45

ARTICLE IX SURVIVAL; INDEMNIFICATION; DISPUTE RESOLUTION		46
9.1	Survival	46
9.2	Indemnification Obligations of the Company Stockholders	46
9.3	Indemnification Obligations of Buyer	48
9.4	Limitations	49
9.5	Notice of Indemnification; Indemnification Procedure	51
9.6	Indemnification Payments; Setoff Against Promissory Notes	53
9.7	Character of Indemnity Payments	53
9.8	Exclusive Remedy	54
9.9	Jurisdiction; Governing Law	54

9.10	Equitable Remedies	54

ARTICLE X CONFIDENTIALITY		54
10.1	Non-Disclosure of Information	54
10.2	Publicity	54
10.3	Damages	54

ARTICLE XI GENERAL		55
11.1	Entire Agreement	55
11.2	Headings	55
11.3	Notices	55
11.4	Exhibits and Schedules	56
11.5	Termination of Obligations	56
11.6	Severability	57
11.7	Waiver	57
11.8	Assignment	57
11.9	Successors and Assigns	57
11.10	Amendments	57
11.11	Counterparts; Facsimiles	57
11.12	Funds Flow Certificate; Schedule A.	57

SCHEDULES

Schedule A	Company Stockholders
Schedule 1.1(a)	Key Employees
Schedule 1.1(b)	Board Members
Schedule 1.1(c)	Permitted Indebtedness
Schedule 2.3(a)(iii)	Resignations
Schedule 2.3(a)(iv)	Consents
Schedule 2.3(a)(xii)	Deferred Compensation Plan Participants
Schedule 4.1	Foreign Qualifications
Schedule 4.3	Subsidiaries
Schedule 4.4(a)	Capitalization of RBA New Jersey
Schedule 4.4(b)	Capitalization of RBA Connecticut
Schedule 4.4(c)	Capitalization of RBA New York
Schedule 4.4(d)	Capitalization of RBA Architecture
Schedule 4.5	Indebtedness
Schedule 4.6(a)	Material Contracts
Schedule 4.6(b)	Enforceability of Material Contracts
Schedule 4.7	Sufficiency of Assets
Schedule 4.8(a)	Accounts Receivable
Schedule 4.8(b)	Prepaid Deposits
Schedule 4.8(c)	Accounts Payable
Schedule 4.9	Financial Statements
Schedule 4.10	Undisclosed Liabilities
Schedule 4.11	Equipment
Schedule 4.12	Insurance

Schedule 4.13	Owned Real Property
Schedule 4.14	Leased Real Property
Schedule 4.15(a)	Employee Benefit Plans
Schedule 4.15(f)	Parachute Payments
Schedule 4.16(a)	Acquired Employees
Schedule 4.16(e)	Employment-Related Legal Requirements and Proceedings
Schedule 4.17	No Conflict
Schedule 4.18	Litigation
Schedule 4.20	Brokers or Finders’ Fees
Schedule 4.21(a)	Owned Intellectual Property
Schedule 4.21(b)	Intellectual Property Licenses
Schedule 4.22	Environmental Matters
Schedule 4.23	Affiliate Transactions
Schedule 4.25(b)	Tax Returns
Schedule 4.25(c)	Tax Groupings and Tax Agreements
Schedule 4.26	Severance
Schedule 4.28(a)	Product and Service Warranties
Schedule 4.28(b)	Proceedings
Schedule 4.29	Customers, Contractors and Suppliers
Schedule 4.30	Bank Accounts
Schedule 5.2	Company Stockholder Agreements Relating to the Shares
Schedule 5.5	Brokers or Finders’ Fees

EXHIBITS

Exhibit A	Form of Company Closing Certificate
Exhibit B-1	Form of Officer’s Certificate – Company
Exhibit B-2	Form of Officer’s Certificate – RBA Connecticut
Exhibit B-3	Form of Partner’s Certificate – RBA New York
Exhibit B-4	Form of Officer’s Certificate – RBA Architecture
Exhibit C	Form of Company Tax Certificate
Exhibit D	Form of Release
Exhibit E	Form of Lock-up Agreement
Exhibit F	Form of Legal Opinion
Exhibit G	Form of Funds Flow Certificate
Exhibit H	Form of Buyer Closing Certificate
Exhibit I	Form of Promissory Note

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of July 1, 2015, by and among (i) THE RBA GROUP, INC., ENGINEERS, ARCHITECTS AND PLANNERS, a New Jersey corporation (the “Company” or “RBA New Jersey”), (ii) each of the holders of issued and outstanding shares of capital stock of the Company (the “Company Stockholders”), (iii) Neil Bernstein, solely in his capacity as the Stockholder Representative, as appointed pursuant to Section 8.1 hereof (the “Stockholder Representative”), and (iv) NV5 HOLDINGS, INC., a Delaware corporation (“Buyer”). Buyer, the Company, the Company Stockholders and the Stockholder Representative are sometimes referred to separately in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is engaged in the business of performing engineering, planning and architectural services for federal, state and local governmental agencies and the private sector, in the eastern region of the United States (the “Business”);

WHEREAS, the Company Stockholders set forth on Schedule A collectively are the record and beneficial owners of all of the issued and outstanding shares of Company Common Stock (“Shares”), which Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Company Stockholders desire to sell, and Buyer desires to purchase, all of the Shares for the consideration and on the other terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises, covenants, representations, warranties and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1       Defined Terms. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the meanings assigned to them in this Section 1.1:

“Accounting Arbitrator” means a nationally known independent accounting firm (which firm shall not be the then regular auditors of Buyer or the Company) selected by Buyer and the Stockholder Representative to resolve any disputes under Sections 3.1(c)(iv) and 7.1.

“Accounts Receivable” means all accounts receivable billed and unpaid, including prepaid deposits for services provided by the Company prior to the Closing.

“Acquired Employees” means those individuals who are employed by the Company immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person. For the avoidance of doubt, the Parties acknowledge and agree that RBA Connecticut, RBA New York and RBA Architecture are Affiliates of the Company.

“Breach” means any misstatement or inaccuracy in, or any failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any date on which banks located in the State of New York are authorized or obligated to close by applicable Legal Requirements.

“Client Audits” means the examination and audit by or on behalf of clients of the Company of billings and charges by the Company to such clients, pursuant to rights under Contracts or Legal Requirements, in each case related to periods prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Company Common Stock” means the common stock, no par value, of the Company.

“Consent” means any approval, consent, ratification, waiver or other authorization or release, including shareholder approval, board of directors approval, third Person consent and any Governmental Authorization.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contracts” means all contracts, agreements, leases (including leases of real property), licenses, re-seller agreements, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, that are currently outstanding or have ongoing rights or obligations pertaining to them and that have not expired or otherwise been terminated.

“Damages” means, collectively, all claims, liabilities, obligations, losses, damages, deficiencies, assessments, judgments, costs, expenses (including reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, or other Proceeding or demand) whenever arising or incurred (including amounts paid in settlement, consequential damages (other than to the extent not a reasonably foreseeable result of the applicable Breach, violation or other basis for indemnification hereunder) and lost profits, but not including any diminution of value or multiples of earnings damages), with respect to which an Indemnified Party is entitled to receive indemnification pursuant to the provisions of ARTICLE IX; provided, however, that (a) in no event shall Damages include exemplary or punitive damages except, in each case, to the extent awarded in a Third Party Claim, (b) in the event that the loss, claim or other liability that gave rise to the right to receive indemnification is covered by insurance maintained by or for the benefit of the Indemnified Party, the amount of any Damages that such Indemnified Party would otherwise be entitled to receive will be reduced by the amount of the insurance proceeds actually paid to or received by the Indemnified Party (net of any (i) deductible amounts and (ii) documented out-of-pocket expenses relating to the recovery of such insurance proceeds), and (c) the amount of Damages that such Indemnified Party would otherwise be entitled to receive will be reduced by any indemnification, contribution or other similar payment actually recovered by such Indemnified Party or any Affiliate thereof from any third Person with respect thereto.

“Deferred Compensation Plan” means, collectively, the Company’s two non-qualified deferred compensation plans as memorialized in individual agreements entered into between the Company and each respective plan participant in the form of one of two forms of non-qualified deferred compensation plan agreement.

“Disclosure Schedule” means the schedules delivered by the Company or the Company Stockholders pursuant to ARTICLE IV or ARTICLE V. Unless otherwise specified, each reference in this Agreement to any numbered Schedule of the Disclosure Schedule is a reference to the corresponding numbered Schedule of the Disclosure Schedule. Each numbered Schedule of the Disclosure Schedule shall be deemed to supplement or qualify the corresponding Section of this Agreement and any other Schedule of the Disclosure Schedule that is specifically cross-referenced to such disclosure.

“Employee Benefit Plan” means a Plan that the Company or any ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, or that otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of the Company or any ERISA Affiliate, on the date of this Agreement or at any time subsequent thereto and on or prior to the Closing Date and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five (5)-year period preceding the date of this Agreement.

“Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions, which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. § 9601, et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. §§ 7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. § 136-136y; the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. § 11001, et seq. (Title III of SARA); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651, et seq., or any successor law to any of the foregoing.

“Environmental Liabilities” means any liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials, or (b) any actual or alleged non-compliance with any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that act or to any successor law.

“ERISA Affiliate” means (a) any corporation included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control of the Company within the meaning of Section 414(c) of the Code, (c) any member of any affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code, or (d) any other person or entity treated as an affiliate of the Company under Section 414(o) of the Code. For the avoidance of doubt, the Parties acknowledge and agree that RBA Connecticut, RBA New York and RBA Architecture are ERISA Affiliates of the Company.

“GAAP” means, at any particular time, generally accepted accounting principles as in effect in the United States at such time; provided, however, that, if it is or was permissible to use more than one principle at such time in respect of a particular accounting matter, GAAP shall refer to the principle which is or was then employed by the Company.

“Governmental Authorization” means any consent, license or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity, agency, instrumentality, or authority of any nature.

“Hazardous Materials” means any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other substance, material or waste, that is defined in, or regulated by, or which may form the basis for liability under, any Environmental Law, whether solid, liquid or gas.

“Holdback Amount” means One Million Nine Hundred and Four Thousand, Six Hundred and Eighty-Nine Dollars ($1,904,689).

“Income Tax” means any Tax measured in whole or part by gross income, adjusted gross income, or net income, as such terms are understood for federal Tax purposes.

“Indebtedness” means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities), (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business, (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, and (e) indebtedness of others guaranteed by such Person.

“Intellectual Property” means all patents, copyrights, mask-work registrations, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, data bases, moral rights, domain names, manufacturing methods and data, specifications, drawings, algorithms, prototypes, designs, design rights, design tools, white papers, research and development data and computer software programs (except off-the-shelf software having a per-copy value of less than One Hundred Dollars ($100)); all trademarks, trade names, service marks and service names; all registrations, applications, recordings, licenses and common-law rights relating thereto; all rights to sue at law or in equity for any infringement or other impairment thereto, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto; and all other United States, state and foreign intellectual property.

“Key Employees” shall mean the employees of the Company listed on Schedule 1.1(a).

“Knowledge” in reference to the Company means the actual knowledge of any Key Employee and of the members of the Company’s board of directors listed on Schedule 1.1(b), after due inquiry and diligence with respect to the matters at hand, including consultation with respect to such matter with the appropriate officers, managers, consultants and employees of the Company.

“Legal Requirement” means any domestic or foreign, federal, state, county, municipal or local statute, law, ordinance, rule, regulation, law, judgment, order, writ, decree, injunction, administrative interpretation or other requirement of any Governmental Body.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any kind or nature whatsoever.

“Material Adverse Effect” means any change, event, circumstance, occurrence or effect that, individually or in the aggregate with any other change, event, circumstance, occurrence or effect has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, properties, business, operations, financial condition or results of operations of the Company and its Affiliates, taken as a whole, but excluding (a) any actual adverse effect arising out of or resulting from (i) public announcement of the Contemplated Transactions, (ii) actions taken by Buyer or its Affiliates, or with the express consent of Buyer, and (iii) a material breach by Buyer of this Agreement, and (b) effects resulting from general economic, regulatory or capital market conditions, but only to the extent such conditions do not disproportionately adversely affect the Company and its Affiliates, taken as a whole.

“Payoff Amount” means the amount of Indebtedness of the Company relating to that certain Advised Line of Credit Note dated March 19, 2015, that certain Business Purpose Promissory Note dated January 28, 2014, and that certain Term Note dated December 20, 2012, each by and between the Company and JPMorgan Chase Bank, N.A., as of 11:59 p.m. Eastern time on the day prior to the Closing Date.

“Payoff Letter” means the letter in customary form and reasonably satisfactory to Buyer relating to the Payoff Amount.

“Permitted Indebtedness” means the Indebtedness of the Company identified and described on Schedule 1.1(c) hereto.

“Permitted Liens” means (a) mechanics’, warehousemen’s, materialmens’, contractors’ and workmen’s liens, and other similar Liens arising in the ordinary course for obligations that are not delinquent, (b) Liens for current Taxes and other statutory Liens and trusts not yet due and payable or that are being contested in good faith provided there are adequate reserves maintained therefor, (c) Liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, and (d) Liens securing Permitted Indebtedness.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, automobile, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“RBA Architecture” means RBA Group – Architecture, P.C., a New Jersey professional services corporation.

“RBA Connecticut” means RBA Group of Connecticut, LLC, a Connecticut limited liability company.

“RBA New York” means The RBA Group – New York, a New York partnership.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials from any source into or upon the environment.

“Representatives” means, with respect to any Person, each of its directors, officers, managers, employees, consultants, partners, members, advisors, attorneys, accountants, brokers, distributors, resellers or other agents.

“Revenue” means the Company’s total revenue as derived from the financial statements of the Company prepared in accordance with GAAP.

“Subsidiary” means, with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than fifty percent (50%) of the voting power in the election of directors or their equivalents.

“Tax” means any tax of any kind, levy, assessment, tariff, duty, impost, charge or fee, including income, gross receipts, franchise, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other taxes or similar governmental charge or assessment of any kind imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Tax Return” means any return, report, statement, declaration, estimate, form or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, reporting or payment of any Tax.

“Threatened” means, with respect to any Person, a Proceeding, claim, dispute or other matter that has been noticed to such Person in writing and received by such Person.

“Transaction Documents” means this Agreement, the Employment Agreements, the Lock-up Agreements, the Confidentiality Agreement, the Promissory Notes and any other agreements, certificates, instruments or documents entered into or delivered by any Party in connection with this Agreement or the Contemplated Transactions, including any exhibits, attachments or schedules to any of the foregoing, as any of the foregoing is amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” means all fees and expenses of the Company and its Affiliates in connection with this Agreement and the Contemplated Transactions and all fees and expenses of the Company Stockholders that the Company or any of its Affiliates is responsible for paying, including (a) all fees, costs and expenses of attorneys, accountants, brokers, investment bankers, financial advisors and other advisors, and (b) all amounts payable by any of the Company, the Company Stockholders, RBA Connecticut, RBA New York or RBA Architecture to any current or former director, officer, employee or consultant of the Company, RBA Connecticut, RBA New York or RBA Architecture arising at or prior to the Closing from or as a result of the consummation of the Contemplated Transactions (including any severance or bonus plan payments, any payment of deferred compensation, any transaction bonus or change in control payment or any similar payment), which fees and expenses remain outstanding as of the Closing. Notwithstanding anything to the contrary in the foregoing, amounts owed by the Company to participants of the Deferred Compensation Plan in connection with its termination shall not be deemed Transaction Expenses.

“Transfer Taxes” means all sales, transfer, recording, ad valorem, privilege, documentary, registration, conveyance, excise, license, gains, stamps, duties or similar Taxes.

“2016 Earnout Period” means Buyer’s fiscal year ending December 31, 2016.

“2017 Earnout Period” means Buyer’s fiscal year ending December 31, 2017.

1.2       Index of Defined Terms. Each of the following terms is defined on the page set forth below opposite such term:

Term:	Section:

Agreement	Preamble
Balance Sheet Date	4.9
Breaching Company Stockholder	9.4(g)
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	9.2
Claim Notice	9.5(a)
Claim Response	9.5(c)
Closing	2.2
Closing Date	2.2
Closing Payment	3.1(a)
Company	Preamble
Company Intellectual Property	4.21(c)
Company Stockholders	Preamble
Confidential Information	7.5(a)
Confidentiality Agreement	10.1
Deductible Amount	9.4(a)
Earnout End Date	3.1(c)(iii)
Earnout Payments	3.1(c)(i)
Earnout Share Value	3.1(c)(ii)
Employment Agreements	2.3(a)(xi)
Equipment	4.11
Financial Statements	4.9
Fractional Interest	2.3(a)(xviii)
Fundamental Representations	9.1(a)
Funds Flow Certificate	2.3(a)(xvii)
Indemnification Claim	9.5(a)
Indemnified Party	9.5(a)
Indemnifying Party	9.5(a)
LBH	4.31
Leased Real Property	4.14
Leases	4.14
Licenses and Permits	4.24
Material Contracts	4.6(a)

Term:	Section:

Members	ARTICLE IV
Membership Interests	4.4(b)
Non-Breaching Company Stockholder	9.4(g)
Overall Cap	9.4(b)
Owned Intellectual Property	4.21(a)
Partners	ARTICLE IV
Partnership Interests	4.4(c)
Party or Parties	Preamble
Pre-Closing Tax Period	7.1(a)
Promissory Note	3.1(b)
Proposed Earnout Payment	3.1(c)(iv)
Purchase Price	3.1
RBA New Jersey	Preamble
Response Period	9.5(c)
Rule 144	5.8(f)
Securities Act	3.2(c)
Seller Indemnified Parties	9.3
Shares	Recitals
Stockholder Representative	Preamble
Stockholders	ARTICLE IV
Straddle Period	7.1(b)
Straddle Period Returns	7.1(b)
Tax Contest	7.1(d)
Third Party Claim	9.5(e)
2016 Additional Shares	3.1(c)(i)(A)
2017 Additional Shares	3.1(c)(i)(B)

1.3         General Provisions. Unless expressly provided otherwise in this Agreement, or unless the context requires otherwise:

(a)     All accounting terms used in this Agreement shall have the meanings or interpretation given to them in accordance with GAAP, as the context may require;

(b)     The singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders; and all references to any Party defined herein shall be deemed to refer to each and every Person defined herein as such Party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

(c)     All references to “this Agreement” shall include the Exhibits and Schedules to this Agreement as well as the body of this Agreement;

(d)     All references to time shall mean Eastern Standard Time or Eastern Daylight Saving Time, as then in effect;

(e)     All references to sections, subsections, paragraphs or other provisions of any Legal Requirement that consists of a law, ordinance, regulation or statute shall be deemed to include successor, amended, renumbered and replacement provisions thereof;

(f)     References herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, and Schedules and Exhibits to, this Agreement;

(g)     If any action is to be taken by any Party pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(h)     The terms “include”, “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears; and

(i)     Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof.

ARTICLE II
SALE AND PURCHASE OF SHARES; CLOSING

2.1         Sale and Purchase of Shares. At the Closing, on the terms and subject to the conditions of this Agreement, each of the Company Stockholders will sell, transfer and deliver or cause to be delivered to Buyer, free and clear of any Liens, the Shares, and Buyer will purchase the Shares.

2.2         Closing. The closing of the Contemplated Transactions (the “Closing”) will take place remotely via an exchange of documents and signatures concurrently with the execution and delivery hereof (the date hereof being referred to as the “Closing Date”), at which time the documents and instruments referred to in this Agreement will be delivered by the Parties.

2.3         Closing Deliveries.

(a)     Company Stockholders Deliveries. Prior to or at the Closing, the Company Stockholders will deliver, or cause to be delivered, to Buyer the following:

(i)     certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

(ii)     with respect to each Company Stockholder, a properly executed certificate of non-foreign status in a form meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(iii)     the resignations of directors and officers of the Company set forth on Schedule 2.3(a)(iii);

(iv)     all Consents and assignments necessary in connection with the Contemplated Transactions as set forth on Schedule 2.3(a)(iv);

(v)     a closing certificate, dated as of the Closing Date, executed by an executive officer of the Company, in the form attached as Exhibit A, certifying that (A) all closing deliveries specified in this Section 2.3(a) have been delivered, and (B) the representations and warranties of the Company and the Company Stockholders contained in ARTICLE IV are true and correct in all material respects as of the Closing Date;

(vi)     an officer’s certificate, dated as of the Closing Date, executed by an executive officer of the Company, in the form attached as Exhibit B-1, certifying (A) the Certificate of Incorporation of the Company, (B) the Bylaws of the Company, (C) approval of this Agreement and the Contemplated Transactions by the board of directors of the Company, (D) the good standing of the Company in the State of New Jersey and in the other jurisdictions in which it is qualified to do business, and (E) the incumbency and genuineness of the signatures of each officer of the Company executing the Transaction Documents;

(vii)     an officer’s certificate, dated as of the Closing Date, executed by an officer of RBA Connecticut, in the form attached as Exhibit B-2, certifying (A) the Operating Agreement of RBA Connecticut, (B) the good standing of RBA Connecticut in the State of Connecticut and in the other jurisdictions in which it is qualified to do business, and (C) the incumbency and genuineness of the signatures of each officer of RBA Connecticut executing the Transaction Documents;

(viii)     a partner’s certificate, dated as of the Closing Date, executed by a partner of RBA New York, in the form attached as Exhibit B-3, certifying (A) the Partnership Agreement of RBA New York, (B) the active status of RBA New York in the State of New York and in the other jurisdictions in which it is qualified to do business, and (C) the incumbency and genuineness of the signatures of each partner of RBA New York executing the Transaction Documents;

(ix)     an officer’s certificate, dated as of the Closing Date, executed by an officer of RBA Architecture, in the form attached as Exhibit B-4, certifying (A) the Certificate of Incorporation of RBA Architecture, (B) the Bylaws of RBA Architecture, (C) the good standing of RBA Architecture in the State of New Jersey and in the other jurisdictions in which it is qualified to do business, and (D) the incumbency and genuineness of the signatures of each officer of RBA Architecture executing the Transaction Documents;

(x)     a certificate, dated no more than ten (10) days prior to the Closing Date, executed by an executive officer of the Company, in the form attached as Exhibit C, certifying that the Company is not a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Code;

(xi)     employment agreements from each of the Key Employees (the “Employment Agreements”), executed and delivered by the Company and the applicable Key Employee, in a form acceptable to Buyer;

(xii)     (A) written evidence from the Deferred Compensation Plan’s professional investment advisor of the aggregate value of the assets held by the Deferred Compensation Plan, (B) written evidence of all amounts withheld as deferred compensation by each participant in the Deferred Compensation Plan, (C) written evidence of the termination of the Deferred Compensation Plan, and (D) except as set forth on Schedule 2.3(a)(xii), an acknowledgement and release agreement from each participant in the Deferred Compensation Plan in the form attached as Exhibit D;

(xiii)     Lock-up Agreements from each of the Company Stockholders, executed and delivered by the Company Stockholders, in the form attached as Exhibit E (the “Lock-up Agreements”);

(xiv)     an opinion of outside counsel to the Company opining as to the matters set forth on Exhibit F;

(xv)     a true, correct and complete copy of the Payoff Letter, which Payoff Letter shall be in full force and effect, and releases and Lien discharges, in a form reasonably acceptable to Buyer, with respect to the Payoff Amount;

(xvi)     written documentation reasonably satisfactory to Buyer regarding the formation of RBA Architecture and its licensure in the State of New Jersey to provide architectural services;

(xvii)     a certificate, dated no more than two (2) days prior to the Closing Date, executed by an executive officer of the Company, in the form attached hereto as Exhibit G, certifying that it has instructed the Buyer to, and that Buyer shall, initiate the funds transfers in accordance with the funds flow memorandum attached thereto (the “Funds Flow Certificate”);

(xviii)     written evidence satisfactory to Buyer of the Company’s withdrawal as general and limited partner of Courthouse Plaza Associates, L.P., a New Jersey limited partnership, and termination of all rights and interests related thereto, with the exception of a fractional interest retained by the Company at Closing (“Fractional Interest”); and

(xix)     all other certificates, instruments and documents reasonably necessary or appropriate to consummate the Contemplated Transactions.

(b)     Buyer Deliveries.

(i)     Prior to or at the Closing, Buyer will deliver, or cause to be delivered, to the Company Stockholders the following:

(A)     the Closing Payment payable in the manner described in Section 3.1;

(B)     the Promissory Notes;

(C)     a closing certificate, dated as of the Closing Date, executed by Buyer in the form attached as Exhibit H, certifying that (A) all closing deliveries specified in this Section 2.3(b) have been delivered, and (B) the representations and warranties of Buyer contained in ARTICLE VI are true and correct in all material respects as of the Closing Date; and

(D)     all other certificates, instruments and documents reasonably necessary or appropriate to consummate the Contemplated Transactions.

(ii)     At the Closing, Buyer will pay and deliver to JPMorgan Chase Bank, N.A. the Payoff Amount, by wire transfer of immediately available funds in accordance with wire instructions to be provided by JPMorgan Chase Bank, N.A. no later than two (2) Business Days prior to the Closing Date.

ARTICLE III
PURCHASE PRICE

3.1          Purchase Price. On the terms and subject to the conditions of this Agreement, the Company Stockholders agree to sell and deliver to Buyer the Shares, and Buyer agrees to deliver to the Company Stockholders a maximum consideration of up to Thirteen Million Dollars ($13,000,000) (the “Purchase Price”) as described below:

(a)     Closing Payment. At Closing, Buyer shall pay to the Company Stockholders in the proportions set forth on Schedule A an amount in cash (the “Closing Payment”) equal to (i) Eight Million Dollars ($8,000,000) minus (ii) the Holdback Amount. The Closing Payment shall be paid to the Company Stockholders by wire transfer or delivery of other immediately available funds on the Closing Date and shall be paid in accordance with the Funds Flow Certificate.

(b)     Future Payments – Promissory Notes.

(i)     Subject to Sections 3.1(b)(ii) and 9.6(d), Four Million Dollars ($4,000,000) shall be payable in the form of promissory notes (each, a “Promissory Note” and collectively the “Promissory Notes”) made by Buyer payable to the respective Company Stockholders in the proportions set forth on Schedule A, delivered to the Company Stockholders at Closing, which provide for four (4) equal payments of One Million Dollars ($1,000,000) in the aggregate on the first, second, third and fourth annual anniversaries of the Closing Date. Each Promissory Note shall be substantially in the same form attached as Exhibit I and by this reference incorporated herein and shall provide for the following terms in addition to those indicated above: (A) the interest rate shall be fixed at three percent (3%) per annum payable at the time principal payments are due, and (B) such other terms as are customary for promissory notes of this type. Attached to each Promissory Note shall be a schedule specifying the outstanding principal amount of such Promissory Note, which schedule may be amended by Buyer following any due and proper adjustment to the outstanding principal amount of such Promissory Note pursuant to the provisions of this Agreement without requiring any further amendment or the Consent or approval of the Company Stockholders or the Stockholder Representative.

(ii)     At least three (3) Business Days prior to the first anniversary of the Closing Date, Buyer shall provide to the Stockholder Representative written notice of the total amount of Transaction Expenses. The principal portion of the first installment payable to each of the Company Stockholders in respect of their respective Promissory Notes shall be deemed to be reduced by such Company Stockholder’s respective portion of the total amount of such Transaction Expenses (as calculated in accordance with the proportions set forth on Schedule A) until the principal amount of such first installment payable on the Promissory Notes is zero; provided that if such total amount of Transaction Expenses exceeds the aggregate principal amount of the first installment payable on all of the Promissory Notes following the reduction of the principal amount of such Promissory Notes to zero, the principal portion of the next subsequent installments due on each of the Promissory Notes shall be deemed reduced by such remaining amount of Transaction Expenses (in each case in accordance with the proportions set forth on Schedule A); provided, further, that if following such reductions the entire principal amount of the Promissory Notes is zero, the Company Stockholders (in accordance with the proportions set forth on Schedule A) shall pay such excess (if any) to Buyer by check (subject to collection) or wire transfer no later than ten (10) Business Days after the receipt by the Stockholder Representative of written notice from Buyer of such shortfall.

(c)     Future Payments – Earnout Payments.

(i)     As additional consideration to the Company Stockholders hereunder, Buyer shall pay to the Company Stockholders, in the proportions set forth on Schedule A, up to a maximum aggregate amount equal to the 2016 Additional Shares plus the 2017 Additional Shares (each, an “Earnout Payment” and collectively, the “Earnout Payments”), as follows:

(A)     a maximum aggregate amount equal to the number of shares of common stock of Buyer equal to the quotient of (1) Five Hundred Thousand Dollars ($500,000) in the aggregate divided by (2) the Earnout Share Value (the “2016 Additional Shares”) determined as follows:

(1)     if Revenue for the 2016 Earnout Period is greater than or equal to Thirty-Seven Million, Five Hundred Thousand Dollars ($37,500,000), the 2016 Additional Shares shall be an amount equal to the number of shares of common stock of Buyer equal to the quotient of (a) Five Hundred Thousand Dollars ($500,000) in the aggregate divided by (b) the Earnout Share Value;

(2)     if Revenue for the 2016 Earnout Period is greater than or equal to Thirty-Six Million Dollars ($36,000,000) but less than Thirty-Seven Million, Five Hundred Thousand Dollars ($37,500,000), the 2016 Additional Shares shall be an amount equal to the number of shares of common stock of Buyer equal to the quotient of (a) Three Hundred Thousand Dollars ($300,000) in the aggregate divided by (b) the Earnout Share Value;

(3)     if Revenue for the 2016 Earnout Period is greater than or equal to Thirty-Five Million, Five Hundred Thousand Dollars ($35,500,000) but less than Thirty-Six Million Dollars ($36,000,000), the 2016 Additional Shares shall be an amount equal to the number of shares of common stock of Buyer equal to the quotient of (a) Two Hundred Thousand Dollars ($200,000) in the aggregate divided by (b) the Earnout Share Value; and

(4)     if Revenue for the 2016 Earnout Period is greater than or equal to Thirty-Five Million Dollars ($35,000,000) but less than Thirty-Five Million, Five Hundred Thousand Dollars ($35,500,000), the 2016 Additional Shares shall be an amount equal to the number of shares of common stock of Buyer equal to the quotient of (a) One Hundred Thousand Dollars ($100,000) in the aggregate divided by (b) the Earnout Share Value.

(B)     a maximum aggregate amount equal to the number of shares of common stock of Buyer equal to the quotient of (1) Five Hundred Thousand Dollars ($500,000) in the aggregate divided by (2) the Earnout Share Value (the “2017 Additional Shares”) determined as follows:

(1)     if Revenue for the 2017 Earnout Period is greater than or equal to Thirty-Nine Million Dollars ($39,000,000), the 2017 Additional Shares shall be an amount equal to the number of shares of common stock of Buyer equal to the quotient of (a) Five Hundred Thousand Dollars ($500,000) in the aggregate divided by (b) the Earnout Share Value;

(2)     if Revenue for the 2017 Earnout Period is greater than or equal to Thirty-Eight Million Dollars ($38,000,000) but less than Thirty-Nine Million Dollars ($39,000,000), the 2017 Additional Shares shall be an amount equal to the number of shares of common stock of Buyer equal to the quotient of (a) Three Hundred Thousand Dollars ($300,000) in the aggregate divided by (b) the Earnout Share Value;

(3)     if Revenue for the 2017 Earnout Period is greater than or equal to Thirty-Seven Million, Five Hundred Thousand Dollars ($37,500,000) but less than Thirty-Eight Million Dollars ($38,000,000), the 2017 Additional Shares shall be an amount equal to the number of shares of common stock of Buyer equal to the quotient of (a) Two Hundred Thousand Dollars ($200,000) in the aggregate divided by (b) the Earnout Share Value; and

(4)     if Revenue for the 2017 Earnout Period is greater than or equal to Thirty-Seven Million Dollars ($37,000,000) but less than Thirty-Seven Million, Five Hundred Thousand Dollars ($37,500,000), the 2017 Additional Shares shall be an amount equal to the number of shares of common stock of Buyer equal to the quotient of (a) One Hundred Thousand Dollars ($100,000) in the aggregate divided by (b) the Earnout Share Value.

(ii)     The “Earnout Share Value” for purposes of determining the number of 2016 Additional Shares and 2017 Additional Shares, respectively, to be issued to the Company Stockholders shall be the average reported closing per share trading price of Buyer’s listed shares of common stock for the thirty (30)-day periods immediately preceding the dates the 2016 Additional Shares and 2017 Additional Shares, respectively, are issued.

(iii)     Each Earnout Payment shall be payable, if at all, within five (5) Business Days after the date on which agreement in respect of such Earnout Payment is reached in accordance with Section 3.1(c)(iv) after December 31, 2016 or December 31, 2017, as applicable (the “Earnout End Date”), whether by failure of the Stockholder Representative to deliver a notice of objections or by written agreement of Buyer and the Stockholder Representative.

(iv)     Promptly following the applicable Earnout End Date, but in no event later than sixty (60) days thereafter, Buyer shall prepare and submit to the Stockholder Representative a statement setting forth, in reasonable detail, Buyer’s calculations of the applicable Earnout Payment, together with detailed support for such calculations (the “Proposed Earnout Payment”). If the Stockholder Representative disputes the correctness of Buyer’s calculations of such Proposed Earnout Payment, the Stockholder Representative shall notify Buyer in writing of its objections within forty-five (45) days after receipt of Buyer’s calculations of the Proposed Earnout Payments and shall set forth, in writing and in reasonable detail, each of the reasons for the Stockholder Representative’s objections. If the Stockholder Representative fails to deliver such notice of objections within such forty-five (45)-day period, the Proposed Earnout Payment shall be deemed to have been accepted by the Stockholder Representative and shall become final and binding on the Company Stockholders. If the Stockholder Representative gives a written objection notice complying with the foregoing requirements within the forty-five (45)-day period, then Buyer and the Stockholder Representative shall attempt in good faith, for a period of thirty (30) days following receipt by Buyer of such notice, to resolve any disputed matters. If Buyer and the Stockholder Representative are unable to resolve the disputed matters during such thirty (30)-day period, Buyer and the Stockholder Representative shall submit the dispute to the Accounting Arbitrator to resolve the matters in dispute (in a manner consistent with this Section 3.1(c)(iv) and, to the extent possible, with any matters not in dispute). The Earnout Payment as finally determined pursuant to this Section 3.1(c)(iv) (whether by failure of the Stockholder Representative to deliver notice of objection, by written agreement of Buyer and the Stockholder Representative or by determination of the Accounting Arbitrator) in respect of the correctness of each matter remaining in dispute, shall be final, conclusive and binding on the Company Stockholders, the Stockholder Representative and Buyer. One half of the fees, expenses and costs of the Accounting Arbitrator shall be paid by Buyer and the remaining fees, expenses and costs of the Accounting Arbitrator shall be paid by the Company Stockholders, in accordance with the proportions set forth in Schedule A. In connection with the foregoing, Buyer shall provide to the Stockholder Representative reasonable access to all relevant books and records and personnel of the Company and its Affiliates, subject to any reasonable confidentiality or other restrictions.

(v)     The Company, the Stockholder Representative and each of the Company Stockholders hereby acknowledge that (a) the amount of the Earnout Payments, if any, that may be generated is uncertain, and (b) Buyer shall have responsibility for decisions relating to the management and operation of the business of the Company after the Closing. In order to determine Revenue during the 2016 Earnout Period and the 2017 Earnout Period, Buyer shall, during such periods, maintain books and account for the Business that are separate from the books and accounts of its other business units.

3.2          Issuance of Buyer Common Stock. Issuance of any shares issued in respect of an Earnout Payment by Buyer to the Company Stockholders in accordance with Section 3.1(c) is subject to the following:

(a)     Form of Earnout Payments. Notwithstanding anything to the contrary contained herein, at Buyer’s sole option, Buyer may make payments of any shares issued in respect of an Earnout Payment pursuant to Section 3.1(c) in the form of cash or a combination of cash and Buyer’s stock; provided, however, that the aggregate number of shares issuable to each Company Stockholder in respect of an Earnout Payment shall not exceed 9.9% of either (i) the total number of shares of Buyer’s common stock outstanding as of the date of this Agreement or (ii) the total voting power of Buyer’s securities outstanding on the date of this Agreement that are entitled to vote on a matter being voted on by holders of Buyer’s common stock, in which instance the balance will be paid in cash.

(b)     Lock-up. All shares of Buyer’s common stock received by the Company Stockholders from Buyer pursuant to Section 3.1(c) shall be subject to lock-up restrictions for a period of twelve (12) months following the applicable grant date pursuant to a Lock-up Agreement in the form attached as Exhibit E.

(c)     Certificate Legends. Any shares of Buyer common stock issued to the Company Stockholders pursuant to Section 3.1(c) will not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”) only in certain limited circumstances. Each certificate evidencing shares of Buyer’s common stock to be issued pursuant to Section 3.1(c) shall bear the following legend:

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO NV5 HOLDINGS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

and any legends required by state securities laws.

3.3        Holdback. On the Closing Date, Buyer shall withhold from the Closing Payment the Holdback Amount for the purpose of securing any liability owed by the Company in respect of the Deferred Compensation Plan, including any shortfall in the actual assets held by the Deferred Compensation Plan as compared to the payment obligations of the Company to the participants of the Deferred Compensation Plan in connection with its termination. The Company shall satisfy in full all such payment obligations as promptly as practicable following the Closing, and in any event no later than the second payroll cycle following the Closing, through payments to such participants. Within five (5) Business Days after all such payment obligations have been satisfied, and taking into account any shortfalls referenced in the first sentence of this Section 3.3, Buyer shall release any remaining portion of the Holdback Amount to the Company Stockholders (in the proportions set forth in Schedule A), by wire transfer or delivery of other immediately available funds.

3.4        Wire Transfer Instructions. Any amounts payable by Buyer to the Company Stockholders by wire transfer pursuant to this ARTICLE III shall be paid by wire transfer or delivery of other immediately available funds to such accounts specified on Schedule A or to such accounts as otherwise specified in writing by any such Company Stockholder at least three (3) Business Days prior to the applicable payment date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDERS

For purposes of this ARTICLE IV, references to the “Company” shall include only the Company, RBA Connecticut, RBA New York and RBA Architecture, and references to “Company Stockholders” shall include, in addition to the Company Stockholders, the members of RBA Connecticut (the “Members”), the partners of RBA New York (the “Partners”) and the stockholders of RBA Architecture (the “Stockholders”). The Company makes no representations or warranties to Buyer except as set forth in this ARTICLE IV. The Company Stockholders make no representations or warranties to Buyer except as set forth in this ARTICLE IV and in ARTICLE V. The Company and the Company Stockholders hereby jointly and severally represent and warrant to Buyer as follows:

4.1        Organization; Good Standing. RBA New Jersey is a corporation duly organized, validly existing and in good standing under the laws of the state in which it was incorporated and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. RBA Connecticut is a limited liability company duly formed, validly existing and in good standing under the laws of the state in which it was formed and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. RBA New York is a partnership duly formed, validly existing and in good standing under the laws of the state in which it was formed and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. RBA Architecture is a professional services corporation duly organized, validly existing and in good standing under the laws of the state in which it was incorporated and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the organizational documents of the Company as currently in effect, the minute books of RBA New Jersey with respect to actions taken by its shareholders and directors, and the stock certificate books, stock transfer books and similar records of the Company. Schedule 4.1 sets forth a true and correct list of each jurisdiction in which the Company is qualified or registered to transact business. The organizational documents of the Company are in full force and effect and the Company is not in violation of any of the provisions of its organizational documents.

4.2       Power and Authority; Enforceability. The Company has full power and authority to execute and deliver this Agreement and any other Transaction Documents required to be executed and delivered by it in connection with the Contemplated Transactions and to perform its obligations under this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions. The Company has taken all corporate action on the part of the Company necessary for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of all obligations of the Company under this Agreement and the other Transaction Documents to be performed as of the Closing and the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by all other parties thereto) constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3       Subsidiaries. Except as set forth on Schedule 4.3, the Company does not, nor has the Company since the time of its formation, (a) have any Subsidiaries, (b) own or control, directly or indirectly, beneficially or of record, any capital stock, equity securities or other equity interest in any other Person other than investment securities disclosed in the Financial Statements and notes thereto, or (c) participate in any joint venture, partnership or similar arrangement. The Company’s former subsidiary, RBA International, a Cayman Islands corporation, ceased to exist as of July 18, 2008. Since July 18, 2008, the Company has not conducted any business or operations in the Cayman Islands or in any other jurisdiction outside of the United States.

4.4       Capitalization.

(a)     Schedule 4.4(a) accurately and completely sets forth the capital structure of RBA New Jersey by listing thereon the number of shares of capital stock of RBA New Jersey which are authorized and which are issued and outstanding and identifying the record owner of each such share and which of the issued and outstanding Shares are represented by a certificate. The Company Stockholders own all of the issued and outstanding shares of capital stock of RBA New Jersey, and all of the issued and outstanding shares of capital stock of RBA New Jersey (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are free and clear of any Liens and defects of title whatsoever, (c) are held of record and beneficially owned by the Company Stockholders, and (d) were not issued in violation of the preemptive rights of any Person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Body by which RBA New Jersey at the time of issuance was bound. Except as set forth on Schedule 4.4(a), (i) there are no shares of capital stock of RBA New Jersey reserved for issuance or held as treasury shares, (ii) there are no outstanding options, stock appreciation rights, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of RBA New Jersey, other than as contemplated by this Agreement, (iii) there are no outstanding Contracts of RBA New Jersey and Company Stockholders or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of RBA New Jersey, or securities or obligations of any kind convertible into any shares of the capital stock of RBA New Jersey, and (iv) there are no dividends which have accrued or been declared but are currently unpaid on the capital stock of RBA New Jersey. No Person (other than the Company Stockholders) has made, asserted or threatened (orally or in writing) to make or assert any claim that such Person owns or has any rights in or to any equity interest in RBA New Jersey.

(b)     Schedule 4.4(b) accurately and completely sets forth the capital structure of RBA Connecticut by listing thereon the number of membership interests of RBA Connecticut which are issued and outstanding (the “Membership Interests”) and identifying the owner of each such Membership Interest. The Members are the record owners of and have good and valid title to the Membership Interests, free and clear of all Liens or defects of title. The Membership Interests constitute 100% of the total issued and outstanding membership interests in RBA Connecticut. The Membership Interests have been duly authorized and are validly issued, fully-paid and nonassessable. The Membership Interests were issued in compliance with all applicable Legal Requirements of any Governmental Body by which RBA Connecticut at the time of issuance was bound. The Membership Interests were not issued in violation of RBA Connecticut’s Operating Agreement or any other agreement, arrangement or commitment to which any Member, RBA Connecticut, the Company or any Company Stockholder is a party and are not subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized equity interests relating to any membership interests in RBA Connecticut or obligating any Member, RBA Connecticut, the Company or any Company Stockholder to issue or sell any equity interests (including the Membership Interests), or any other interest, in RBA Connecticut. Other than RBA Connecticut’s Operating Agreement, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests. There are no outstanding Contracts of any Member, RBA Connecticut, the Company or any Company Stockholder or any other Person to purchase, redeem or otherwise acquire any membership interests of RBA Connecticut or any interests or obligations of any kind convertible into any membership interests of RBA Connecticut.

(c)     Schedule 4.4(c) accurately and completely sets forth the capital structure of RBA New York by listing thereon the number of partnership interests of RBA New York which are issued and outstanding (the “Partnership Interests”) and identifying the owner of each such Partnership Interest. The Partners are the record owners of and have good and valid title to the Partnership Interests, free and clear of all Liens or defects of title. The Partnership Interests constitute 100% of the total issued and outstanding partnership interests in RBA New York. The Partnership Interests have been duly authorized and are validly issued, fully-paid and nonassessable. The Partnership Interests were issued in compliance with all applicable Legal Requirements of any Governmental Body by which RBA New York at the time of issuance was bound. The Partnership Interests were not issued in violation of RBA New York’s Partnership Agreement or any other agreement, arrangement or commitment to which any Partner, RBA New York, the Company or any Company Stockholder is a party and are not subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized equity interests relating to any partnership interests in RBA New York or obligating any Partner, RBA New York, the Company or any Company Stockholder to issue or sell any equity interests (including the Partnership Interests), or any other interest, in RBA New York. Other than RBA New York’s Partnership Agreement, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Partnership Interests. There are no outstanding Contracts of any Partner, RBA New York, the Company or any Company Stockholder or any other Person to purchase, redeem or otherwise acquire any partnership interests of RBA New York or any interests or obligations of any kind convertible into any partnership interests of RBA New York.

(d)     Schedule 4.4(d) accurately and completely sets forth the capital structure of RBA Architecture by listing thereon the number of shares of capital stock of RBA Architecture which are authorized and which are issued and outstanding and identifying the record owner of each such share and which of such issued and outstanding shares are represented by a certificate. The Stockholders own all of the issued and outstanding shares of capital stock of RBA Architecture, and all of the issued and outstanding shares of capital stock of RBA Architecture (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are free and clear of any Liens and defects of title whatsoever, (c) are held of record and beneficially owned by the Stockholders, and (d) were not issued in violation of the preemptive rights of any Person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Body by which RBA Architecture at the time of issuance was bound. Except as set forth on Schedule 4.4(d), (i) there are no shares of capital stock of RBA Architecture reserved for issuance or held as treasury shares, (ii) there are no outstanding options, stock appreciation rights, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of RBA Architecture, other than as contemplated by this Agreement, (iii) there are no outstanding Contracts of any Stockholder, RBA Architecture, the Company or any Company Stockholders or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of RBA Architecture, or securities or obligations of any kind convertible into any shares of the capital stock of RBA Architecture, and (iv) there are no dividends which have accrued or been declared but are currently unpaid on the capital stock of RBA Architecture. No Person (other than the Stockholders) has made, asserted or threatened (orally or in writing) to make or assert any claim that such Person owns or has any rights in or to any equity interest in RBA Architecture.

4.5         Indebtedness. Except as set forth on Schedule 4.5, the Company has no outstanding Indebtedness.

4.6         Material Contracts.

(a)     Schedule 4.6(a) contains a listing (organized by the applicable subsection below) of all Contracts of the type described in clauses (i) through (xii) below to which the Company is a party or by which the Company or any of its assets is bound as of the date hereof (other than agreements related to Leases, Employee Benefit Plans and licenses related to intellectual property, which are provided for in Sections 4.14, 4.15(a) and 4.21(b), respectively) (the “Material Contracts”). True and correct copies of all Material Contracts have been delivered or made available to Buyer.

(i)     Each Contract and each outstanding bid, proposal or quotation that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company more than Fifty Thousand Dollars ($50,000);

(ii)     Each Contract related to the Indebtedness of the Company;

(iii)     Each Contract under which the Company has directly or indirectly made any advance, loan, mortgage, note, bond, extension of credit or capital contribution to, or other investment in, or guaranteed or agreed to indemnify the obligations of, any Person or Governmental Body (other than extensions of credit to customers in the ordinary course of business);

(iv)     Each Contract pledging or otherwise placing a material Lien (other than a Permitted Lien) on any assets or properties of the Company;

(v)     Each Contract pursuant to which the Company has sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business;

(vi)     Each Contract containing any provision or covenant prohibiting or materially limiting the ability of the Company to engage in any business activity or compete with any Person or Governmental Body in any geographical area;

(vii)     Each joint venture, partnership, stockholders’, limited liability company or similar Contract with any Person;

(viii)     Each Contract granting any rights to license, market or sell the Company’s services to any other Person or any Governmental Body that limit the Company’s right to market or sell its services;

(ix)     Each Contract under which the Company directly or indirectly indemnifies any Person or Governmental Body with respect to infringements of proprietary rights;

(x)     Each franchise, license, distributor or other similar type of Contract;

(xi)     Each Contract constituting an employment or consulting agreement with any officer or director of the Company or any Acquired Employee, in each case that requires payment by the Company in excess of One Hundred Thousand Dollars ($100,000) annually; and

(xii)     Each other Contract that is material to the operations of the Company, taken as a whole.

(b)     Except as set forth on Schedule 4.6(b), each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms. Neither the Company, nor, to the Knowledge of the Company, any other party to each such Material Contract is in violation or breach of, or in default under, nor has there occurred any event or condition that with or without the passage of time or the giving of notice (or both) would constitute a violation or breach of, or default under, or permit the termination of, any such Material Contract or would cause acceleration of any obligation of any party thereto or create any Lien on the property of the Company, except as would not result in a Material Adverse Effect. The Company has not received notice from any other party to a Material Contract that such party plans on terminating its Contract with the Company. To the Knowledge of the Company, except with respect to Material Contracts that expire in accordance with their terms, no party to any such Contract intends to terminate its relationship with the Company or put its Contract with the Company out for bid, within six (6) months after the Closing Date.

4.7         Sufficiency of Assets. Except as set forth on Schedule 4.7, the Leased Real Property, the Company Intellectual Property and the Equipment constitute all of the assets that are necessary to permit Buyer to operate the Business immediately after the Closing Date in substantially the same manner as such operations have been conducted by the Company immediately prior to the Closing Date.

4.8         Accounts Receivable and Accounts Payable.

(a)     All Accounts Receivable of RBA New Jersey are valid receivables that have arisen from bona fide transactions entered into on an arm’s length basis in the ordinary course of business. The Accounts Receivable of RBA New Jersey are, except as set forth on Schedule 4.8(a), current and to the Knowledge of the Company are collectible net of the reserve shown on the balance sheet included in the Financial Statements dated as of the Balance Sheet Date (which reserve is adequate and calculated in accordance with GAAP). Except as set forth on Schedule 4.8(a), subject to such reserve, the Accounts Receivable have either been or will be collected in full, without any setoff, expense, or other reduction, within one hundred and eighty (180) days after the day on which it first becomes due and payable. There is no contest, claim, defense, or right of setoff, other than returns in the ordinary course of business, with respect to any Accounts Receivable. Schedule 4.8(a) lists and sets forth the aging of all Accounts Receivable as of the Balance Sheet Date.

(b)     Schedule 4.8(b) lists and sets forth the amount of all prepaid deposits received by RBA New Jersey for which services have not been fully performed by RBA New Jersey as of the Closing Date.

(c)     Except as set forth on Schedule 4.8(c), the accounts payable of the Company are properly reflected in in the Company’s balance sheet as of the Balance Sheet Date, and arose from bona fide transactions with non-Affiliated third parties in the ordinary course of business.

4.9         Financial Statements. Attached hereto as Schedule 4.9 are the following consolidated financial statements of the Company (collectively, the “Financial Statements”): (i) audited consolidated financial statements of the Company as of, and for the fiscal years ending, September 30, 2014, 2013 and 2012, and (ii) unaudited consolidated financial statements of the Company as of, and for the eight (8)-month period ended May 31, 2015 (the “Balance Sheet Date”). The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company at the applicable balance sheet dates and the results of operations for the periods covered, subject, in the case of the unaudited interim financial statements included therein, to normal adjustments customarily undertaken at year end, and to the absence of footnotes, and have been prepared from, and are in accordance with, the books and records of the Company. The books and records of the Company fully and fairly reflect in all material respects all of its transactions, properties, assets and liabilities and have been maintained in good faith with reasonable diligence. Except as reflected in the Financial Statements, there are no extraordinary or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein, subject, in the case of the unaudited interim financial statements included therein, to normal adjustments customarily undertaken at year end.

4.10         No Undisclosed Liabilities. Except as set forth on Schedule 4.10, the Company does not have any liability or obligation of any nature (whether absolute, accrued, or contingent) that is not adequately reflected or provided for in the Company’s balance sheet dated as of the Balance Sheet Date, other than liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, including potential liabilities in respect of Client Audits, or liabilities incurred in connection with the Contemplated Transactions, or liabilities in connection with unresolved pending legal claims disclosed in Schedule 4.18.

4.11         Equipment. Except as set forth on Schedule 4.11, the Company has good and marketable title to, or a valid and binding leasehold or license interest in, all of the tangible personal property, assets and equipment (collectively, “Equipment”) of the Company, free and clear of all Liens other than Permitted Liens. All Equipment used in the Business is in the possession of the Company.

4.12         Insurance. Schedule 4.12 lists all policies of fire, liability and other forms of insurance maintained by the Company. All of these policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination, or material increase of premiums, has been received with respect to any such policy. Except as set forth on Schedule 4.12, there are no claims by the Company under any of such policies relating to the Business, assets or properties of the Company as to which any insurance company is denying liability or defending under a reservation of rights or similar clause other than a general reservation of rights.

4.13         Real Estate. Except as set forth on Schedule 4.13, the Company does not own, directly or indirectly, and has never owned, any real property.

4.14         Leases. Schedule 4.14 contains a complete and correct list, by street address, of real property and interests in real property used or occupied, directly or indirectly, by the Company (the “Leased Real Property”). The Company has good and valid leasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens. All leases and other agreements relating to the Leased Real Property (the “Leases”) are in full force and effect. The Company is not, and to the Knowledge of the Company no other party under any such Lease is in, default thereunder and, to the Knowledge of the Company, there are no matters that, with the notice or passage of time, would be defaults thereunder. The Company does not use any real property other than the Leased Real Property, nor is any other real property required to conduct the Business as currently conducted. To the Knowledge of the Company, the Company’s use of the Leased Real Property complies with and has been in compliance with all Legal Requirements, including environmental and zoning requirements. The Company has not received any written notification from any Governmental Body requiring any improvements to the Leased Real Property.

4.15         Employee Benefits.

(a)     Employees of the Company participate in the plans sponsored by the Company and listed on Schedule 4.15(a), which is a true and complete list of each Employee Benefit Plan and any Plans that provide benefits to employees of the Company, if any. Except as set forth on Schedule 4.15(a), no Employee Benefit Plan is (i) a “multiple employer plan” for purposes of Sections 4063, 4064 or 4066 of ERISA, (ii) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, or (iii) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. The Company has not incurred any liability (including as a result of any indemnification obligation) under Title IV of ERISA, and no condition exists that would subject the Company, either directly or by reason of affiliation with an ERISA Affiliate, to any Tax, fine, encumbrance, Lien or other liability imposed by Title IV of ERISA. Neither the Company nor any ERISA Affiliate has any formal plan or obligation to change or otherwise modify any existing Employee Benefit Plan or program or to establish any new Plan or program.

(b)     All Employee Benefit Plans have been administered (including with respect to reporting and disclosure) and are in compliance with their individual terms and with applicable Legal Requirements, including ERISA and the Code. Each of the ERISA plans that is intended to be “qualified” within the meaning of Code Section 401(a), and the trust (if any) forming a part thereof is a prototype Employee Benefit Plan entitled to rely on the prototype sponsor’s opinion letter or has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status. The Company has not received any claim or notice that any such Employee Benefit Plan is not in compliance with the terms of the applicable Employee Benefit Plan, ERISA, the Code (including all Tax rules, compliance with which is required for any intended favorable Tax treatment) or any and all other applicable Legal Requirements.

(c)     There are no Proceedings pending or Threatened against the Company by or on behalf of any Employee Benefit Plan, by an employee or beneficiary under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits). There are no potential claims or Proceedings against the Company by any employees or former employees, and there are no potential Tax liabilities that could arise from or relate to the use of accrued but unused vacation time of Company employees as consideration for purchases of Company Common Stock by such Company employees.

(d)     The Company has delivered or made available to Buyer a true, correct and complete copy of each Employee Benefit Plan, including (i) each writing constituting a part of such Employee Benefit Plan, including all amendments thereto, (ii) the most recent annual report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, and (iv) the most recent determination letter from the IRS, if any.

(e)     All contributions required to be made to any Employee Benefit Plan by Legal Requirements or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely paid in full or accrued in the Financial Statements.

(f)     Except as set forth on Schedule 4.15(f), the consummation of the Contemplated Transactions (either alone or in combination with any other event or events) will not give rise to any payment (or acceleration of vesting of any amount or benefits) that will be an “excess parachute payment” as defined in Section 280G of the Code.

(g)     Except for the Deferred Compensation Plan Agreement (a true, correct and complete copy of which has been made available to Buyer), the Company does not sponsor, maintain or contribute to any “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code). Each Employee Benefit Plan or other contract, plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable Treasury Regulations promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

4.16        Employees and Labor Matters.

(a)     Schedule 4.16(a) is a true, accurate and complete list containing the name, current position and compensation, including incentive plans, of each Acquired Employee.

(b)     Except as otherwise indicated, all Acquired Employees are employees-at-will.

(c)     The Company is not a party to any collective bargaining agreement or similar labor contract, there are no labor unions, work councils or other organizations representing or, to the Knowledge of the Company, attempting to represent any employees of the Company, and no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employee of the Company is pending or Threatened.

(d)     The Company has maintained and continues to maintain, true, accurate and complete payroll, personnel and time records for purposes of compliance with all federal and state minimum wage and overtime laws and right to work laws, including adequate documentation of the applicability of exemptions under such laws.

(e)     Except as set forth on Schedule 4.16(e), the Company is in compliance with all Legal Requirements relating to labor and employment. Except as set forth on Schedule 4.16(e), there are no pending or Threatened, and during the last two (2) years there have not been any, formal employment-related Proceedings against the Company relating to the employees of the Company, including violations of the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866 and 1964, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, and any other employment-related Legal Requirements.

4.17        No Conflict. Except as set forth on Schedule 4.17, neither the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, nor the consummation or performance of the Contemplated Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Certificate of Incorporation, Bylaws or other organizational documents, (b) contravene, conflict with or result in a violation of, any Legal Requirement applicable to the Company, or (c) contravene, conflict with or result in a violation or breach of, or result in a default under, or give rise to any right or cause of action under, any provision of any Contract to which the Company is a party. Except as set forth on Schedule 4.17, no Consent is required to be made by or on behalf of the Company in connection with the execution, delivery or performance by the Company of this Agreement, the other Transaction Documents to which it is a party or the Contemplated Transactions.

4.18        Litigation. Except as set forth on Schedule 4.18, there are no Proceedings pending or Threatened against the Shares or the Company, whether civil or criminal or before any Governmental Body or other Person, and the nature of such matters has been fully disclosed to Buyer. There is no outstanding order, writ, injunction or decree against or binding upon the Company which has been issued by, or requested of, any court or Governmental Body. To the Knowledge of the Company, there are no facts or circumstances existing that would reasonably be expected to give rise to any such Proceeding, nor has the Company received any threat, orally or in writing, that a third Person or Governmental Body is considering asserting or filing any such Proceeding. Except as set forth on Schedule 4.18, there are no Proceedings pending or Threatened against the Company in which a customer of the Company or any third Person or Governmental Body in connection with the Company has alleged damages of any kind whatsoever due to (a) the quality of service provided by the Company or (b) any act of the Company. The Company does not owe any amounts or have any other outstanding monetary obligations pursuant to (i) any judgment, decree, injunction, rule or order of any court, arbitration panel or Governmental Body, or (ii) any settlement agreement or similar agreement with any Person or Governmental Body with respect to any Proceeding. There is no Proceeding pending or Threatened that challenges, or seeks damages or other relief in connection with, the Company’s performance of this Agreement or the Contemplated Transactions, or that will have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or the Contemplated Transactions.

4.19       Compliance with Laws. The Company is and has been in compliance with all Legal Requirements applicable to it and its operations (as conducted by it now and in the past) and any other properties and assets owned by the Company (now or in the past). The Company has not received, at any time, any written notice from any Governmental Body regarding any currently pending violation of or failure to comply with any Legal Requirements, nor, to the Knowledge of the Company, is the Company under investigation with respect to, a violation of any Legal Requirement. None of the Company nor, to the Knowledge of the Company, any director, officer, employee, Company Stockholder or other third Person acting at the direction of the Company, has taken any action in violation of the United States Foreign Corrupt Practices Act, as amended.

4.20       Brokers or Finders. Except as set forth on Schedule 4.20, the Company has not incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions that will not be satisfied on or before the Closing Date.

4.21       Intellectual Property.

(a)     Schedule 4.21(a) sets forth a true and complete list of all United States and foreign patents, patent applications, registered copyrights, trademarks, trade names, service marks and internet domain names that are owned by the Company (the “Owned Intellectual Property”). None of the Owned Intellectual Property is subject to any Liens, other than Permitted Liens and non-exclusive licenses granted by the Company in the ordinary course of business. To the Knowledge of the Company, no Person or Governmental Body is infringing the Owned Intellectual Property.

(b)     Schedule 4.21(b) sets forth a true and complete list of all licenses (including sublicenses) of Intellectual Property pursuant to which (i) the Company licenses Intellectual Property from a third Person or Governmental Body, or (ii) the Company licenses Intellectual Property to a third Person or Governmental Body.

(c)     The Company owns, licenses, sublicenses or, to the Knowledge of the Company, otherwise legally possesses enforceable rights to use the Intellectual Property used in the Business as currently conducted (the “Company Intellectual Property”). There is no Proceeding pending or Threatened against the Company with respect to the ownership, use or validity of the Company Intellectual Property. The use by the Company of the Company Intellectual Property does not infringe on the rights of any Person or Governmental Body, and there have never been any claims against the Company of any such infringement. The Company is not obligated or under any liability to make any payments by way of royalties, fees or otherwise with respect to the use of any Company Intellectual Property. To the Knowledge of the Company, the consummation of the Closing will not result in the termination of the Company’s rights to any Company Intellectual Property.

(d)     The Company has taken commercially reasonable measures to maintain in confidence all trade secrets and confidential information owned or used by the Company.

(e)     Each employee of the Company engaged in the development of Intellectual Property or technology for the Company has executed a proprietary information and inventions agreement and, to the Knowledge of the Company, no employee of the Company engaged in the development of Intellectual Property or technology for the Company is in breach of or has breached any such proprietary information and inventions agreement.

4.22       Environmental Matters. The Company has provided Buyer access to true and complete copies of all environmental assessments, reports, audits, studies and other material documents in the Company’s possession or under its control, or of which the Company has Knowledge, that relate to the Company’s compliance with Environmental Laws and the environmental condition of any real properly currently or formerly, owned, operated or leased by the Company, including the Leased Real Property. Except as set forth on Schedule 4.22:

(a)     the Company is, and has at all times conducted the Business, in compliance with all Environmental Laws;

(b)     there are no pending or Threatened claims, notices, suits, hearings, demands, information requests by a Governmental Body, Proceedings or Liens with respect to Environmental Laws or Hazardous Materials against or with respect to the Company, and the Company has never received any written notice, claim, complaint, subpoena, governmental information request, or summons, or been Threatened with any action from any Person or Governmental Body alleging any liability under Environmental Laws relating to the Company or any violation of any Environmental Law by the Company;

(c)     the Company possesses and maintains in full force and effect all Licenses and Permits required under Environmental Laws for its operation as currently conducted, and has timely filed all applications for such Licenses and Permits;

(d)     to the Knowledge of the Company, there has been no Release at, on, under or from the Leased Real Property that would reasonably be expected to give rise to a liability of the Company under Environmental Laws and there are no other facts, circumstances or conditions, in each case that would reasonably be expected to result in any liability to the Company under Environmental Laws;

(e)     to the Knowledge of the Company, none of the Leased Real Property contains any of the following: (i) underground improvements used for storage or transport of Hazardous Materials, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (ii) a dump, landfill or any unit for the disposal of wastes regulated under Environmental Laws; (iii) filled in land or wetlands; (iv) PCBs; (v) mold that poses a threat to human health; or (vi) asbestos-containing materials; and

(f)     neither the Company nor any of its assets is subject to any order, decree, injunction or other directive of any Governmental Body and neither the Company nor any of its assets is subject to any agreement that requires it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person or Governmental Body for or against any Environmental Liabilities.

4.23       Affiliate Transactions. Except as set forth on Schedule 4.23, the Company is not a party to any Contract with any Affiliate, director, officer or employee of the Company and no Affiliate, director, officer or employee of the Company (a) owns any asset, property or right, tangible or intangible, used by the Company, (b) to the Knowledge of the Company, has any claim or cause of action against the Company, or (c) is owed any payment or obligation by the Company (other than payments and obligations under Contracts disclosed on Schedule 4.23 or for compensation and benefits in the ordinary course of business).

4.24       Licenses and Permits. The Company owns or possesses all franchises, licenses, certificates, consents, waivers, permits, orders, approvals and other authorizations of any Governmental Body or regulatory body (federal, state and local), including Governmental Authorizations, that are required to be obtained and are necessary for the conduct of the Business as now carried on by the Company (collectively, the “Licenses and Permits”). All Licenses and Permits are valid and binding and in full force and effect. The Company has taken all necessary action to maintain all Licenses and Permits. No Proceeding is pending or Threatened concerning any actual, alleged or potential violation of, failure to comply with, revocation, withdrawal, suspension, cancellation, termination, modification or limitation (excluding recurring renewal notifications) of any of the Licenses and Permits. No loss or expiration of any of the Licenses and Permits is pending, Threatened or reasonably foreseeable (other than expiration upon the end of any applicable term). The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not materially adversely affect any of the Licenses and Permits.

4.25       Tax Returns and Payments.

(a)     All Tax Returns required to be filed with any Governmental Body by or on behalf of the Company have been timely filed in accordance with applicable Legal Requirements, and all such Tax Returns were correct and complete in all material respects. All Taxes shown as due and payable on such Tax Returns have been timely paid to the appropriate Governmental Body.

(b)     Except as set forth on Schedule 4.25(b), all Tax Returns filed with respect to Tax years of the Company through the Tax year ended 2014 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Legal Requirements, after giving effect to extensions or waivers, has expired. The Company is not delinquent in the payment of any Tax nor has the Company requested an extension of time to file a Tax Return and not yet filed such return. The Company is not a beneficiary of any unexpired waiver or extension of any statute of limitations with respect to the assessment or collection of any Tax for which the Company may be liable. To the Knowledge of the Company, no audit or other administrative proceeding is pending or Threatened, and, to the Knowledge of the Company, no judicial proceeding is pending or Threatened, that involves any Tax or Tax Return filed or paid by or on behalf of the Company.

(c)     Except as set forth on Schedule 4.25(c), the Company is not and has never been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent. The Company is not party to any Tax indemnification, Tax allocation or Tax sharing agreements, other than as set forth on Schedule 4.25(c).

(d)     No unresolved claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns alleging that the Company is or may be subject to taxation by that jurisdiction or to a Tax Return filing requirement.

(e)     There are no Liens for Taxes (other than for current Taxes not yet due and payable or Taxes for which adequate reserves are reflected in the Financial Statements) on the assets of the Company.

(f)     The Company has made available to Buyer true and complete copies of all Tax Returns of the Company for the Tax years beginning on or after January 1, 2008.

(g)     The Company has timely collected or withheld any Taxes required to be collected or withheld for all periods for which the statute of limitations has not yet expired, and has paid or remitted on a timely basis all Taxes required to be so paid or remitted to the applicable authority or depository.

(h)     The Company is not and has never been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute “listed transactions” as defined in Treasury Regulations Section 1.6011-4(b)(2).

4.26       Severance. (a) Except as set forth on Schedule 4.26, the Company has no severance policy as of the date hereof (and does not have any severance obligations under any prior severance policy) in writing or orally by operation of a manual, memorandum or otherwise, and (b) the Company has created no severance obligations to any individuals as of the date hereof (and does not owe any such severance obligations to any individuals as of the date hereof) in writing or orally by operation of a manual, memorandum or otherwise.

4.27       Absence of Certain Changes or Events. Since March 31, 2015, (a) there has not been any event, circumstance, change or effect that is a Material Adverse Effect, and (b) the business of the Company has been conducted in the ordinary course of business.

4.28       Product and Service Warranties.

(a)     Except as set forth on Schedule 4.28(a), the Company has not given to any Person or Governmental Body any product or service guaranty or warranty, right of return, or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, by the Company, and no written claims, or claims Threatened, exist against the Company with respect thereto, and there have been no amendments to or deviations from such guarantees or warranties. During the last five (5) years, there have been no written claims, or claims Threatened, against the Company with respect to product or service warranties and guarantees.

(b)     Except as set forth on Schedule 4.28(b), during the last five (5) years, no Proceedings have been initiated or to the Company’s Knowledge, Threatened against, the Company alleging any liability of the Company relating to any alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any services performed by the Company.

4.29       Customers, Contractors and Suppliers. The Company maintains good relations with each of its customers, contractors, subcontractors and suppliers and, except as set forth on Schedule 4.29, to the Knowledge of the Company, no event has occurred that reasonably could be expected to materially and adversely affect the Company’s relations with any current customer, contractor, subcontractor or supplier. No customer (or former customer) of the Company during the last twelve (12) months has, for reasons related to the Company’s performance of services for such customer, canceled, terminated or Threatened to cancel or otherwise terminate its Contract, or to decrease its usage of the Company’s services or products. The Company has not received any written notice, and the Company has no Knowledge, to the effect that any current customer may terminate or materially alter its business relations with the Company as a result of the Contemplated Transactions.

4.30       Bank Accounts. Schedule 4.30 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto, and lists all locations of all safe deposit boxes used by the Company. There are no outstanding powers of attorney executed on behalf of the Company.

4.31       Louis Berger Holdings, Inc.

(a)     From May 14, 2007 through December 31, 2012, Louis Berger Holdings, Inc., a Delaware corporation (“LBH”) held an equity interest in RBA New Jersey.  During a portion of such period LBH had the right to designate two directors to the board of directors of RBA New Jersey, and had a related right to access and review the RBA New Jersey’s financial information.

(b)     With respect to the period May 14, 2007 to the present:

(i)     At no time did LBH or any director of RBA New Jersey designated by LBH have any right to supervise the management of or otherwise control the business or operations of the Company nor did they do so.

(ii)     The Company has not performed any work with or involving LBH or its Affiliates, including but not limited to a contractor/subcontractor relationship or otherwise, and LBH and its Affiliates have not performed any work for or on behalf of the Company in respect of any Contracts with the United States government or any Contracts with or involving entities or parties in non-U.S. domestic jurisdictions, including non-U.S. governmental parties. The Company has performed work with or involving LBH or its Affiliates, including but not limited to a contractor/subcontractor relationship or otherwise, and LBH and its Affiliates have performed work for or on behalf of the Company in respect of Contracts with U.S. state and local governments.

(iii)     All work performed by LBH and its Affiliates for or on behalf of the Company in the United States was performed in the states of New York and New Jersey and was accounted for through the Company’s own internal accounting systems and under the direction and supervision of the Company’s management.

(iv)     At no point was the Company ever contacted by any governmental body, office, department, authority, or entity, or any private entity or any third party to a Contract of the Company or otherwise, regarding or in any way related to the Company’s relationship with LBH and/or any work performed by LBH for, involving, or on behalf of the Company, and/or any other matters related to LBH, including but not limited to requests for information or purporting to assert or be exploring any possible claims in relation to the Company’s relationship with LBH.

For purposes of this Section 4.31, references to “Affiliates” shall include individuals employed with or by LBH and its Affiliates.

4.32       Full Disclosure. This Agreement and the Schedules hereto, do not contain any untrue statement of a material fact or to the Company’s Knowledge, omit to state a material fact necessary to make the statements made herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

For purposes of this ARTICLE V, references to “Company Stockholders” shall include the Members, the Partners and the Stockholders. Each Company Stockholder represents and warrants (with respect to himself or herself only and not with respect to any other Company Stockholder) to Buyer as follows:

5.1       Capacity and Authority; Enforceability. Such Company Stockholder is a natural person and has the legal capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Such Company Stockholder has taken all action on the part of such Company Stockholder necessary for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of all obligations of such Company Stockholder to be performed as of the Closing and the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by such Company Stockholder and (assuming due authorization, execution and delivery by all other parties thereto) constitute valid and legally binding obligations of such Company Stockholder, enforceable against such Company Stockholder in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2       Ownership of Shares. Such Company Stockholder is the record and beneficial owner of, and has good and valid title to, the Shares set forth opposite such Company Stockholder’s name on Schedule A, free and clear of all Liens, defects of title or any other restrictions on transfer. The Shares set forth opposite such Company Stockholder’s name on Schedule A represent all right, title and interest with respect to the equity of the Company owned by such Company Stockholder. Such Company Stockholder is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Shares (other than this Agreement). Except as set forth on Schedule 5.2, such Company Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to, restricting or otherwise relating to the voting, dividend rights or other disposition of any Share. Upon the Closing of the Contemplated Transactions, such Company Stockholder will have transferred all rights, title and interest in and to the Shares set forth opposite such Company Stockholder’s name on Schedule A, free and clear of all Liens.

5.3       No Conflict. Neither the execution and delivery by such Company Stockholder of this Agreement or the other Transaction Documents to which it is a party, nor the consummation or performance of the Contemplated Transactions by such Company Stockholder, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any Legal Requirement applicable to such Company Stockholder, or (b) contravene, conflict with or result in a violation or breach of, or result in a default under, or give rise to any right or cause of action under, any provision of any Contract to which such Company Stockholder is a party. No Consent is required to be made by or on behalf of such Company Stockholder in connection with the execution, delivery or performance by such Company Stockholder of this Agreement, the other Transaction Documents to which it is a party or the Contemplated Transactions.

5.4       Litigation. There is no pending Proceeding against him, her or it, and to such Company Stockholder’s Knowledge, no Person or Governmental Body has Threatened to commence any Proceeding against him, her or it that challenges, or seeks damages or other relief in connection with, such Company Stockholder’s performance of this Agreement or the Contemplated Transactions, or, to the knowledge of such Company Stockholder, that will have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or the Contemplated Transactions.

5.5         Brokers or Finders. Except as set forth on Schedule 5.5, Such Company Stockholder has not incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which the Company will directly or indirectly have any liability.

5.6         Affiliate Transactions. Neither such Company Stockholder nor any of its Affiliates is party to any Contract with the Company of the nature required to be listed on Schedule 4.23 that is not so disclosed.

5.7         United States Person. Such Company Stockholder is a United States Person (as defined in Section 7701(a)(3) of the Code).

5.8         Securities Law Matters.

(a)     Such Company Stockholder is acquiring the Promissory Note for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

(b)     Such Company Stockholder is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

(c)     Such Company Stockholder confirms that Buyer has made available to such Company Stockholder and its Representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer as such Company Stockholder has requested, and all such information has been received.

(d)     Any Buyer common stock acquired by such Company Stockholder pursuant to Section 3.1(c) will be acquired solely for such Company Stockholder’s own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Such Company Stockholder further represents that such Company Stockholder does not have any present intention of selling, offering to sell or otherwise disposing of or distributing any such Buyer common stock or any portion thereof during the restricted period, and that the entire legal and beneficial interest of such Buyer common stock being acquired by such Company Stockholder is for, and will be held for the account of, such Company Stockholder only and neither in whole nor in part for any other Person.

(e)     Such Company Stockholder is aware that:

(i)     any Buyer common stock to be issued pursuant to Section 3.1(c) has not been registered under the Securities Act, and such Buyer common stock must be held indefinitely unless a transfer of such Buyer common stock is subsequently registered under the Securities Act or an exemption from such registration is available, and that the Buyer is under no obligation to register such common stock of Buyer; and

(ii)     Buyer will make a notation in its records of the aforementioned restrictions on transfer and legends.

(f)     Such Company Stockholder is aware of the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”), which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or an affiliate of such issuer) in a non-public offering subject to the satisfaction of certain conditions, including among other things: (i) the resale occurring not less than six (6) months from the date such Company Stockholder has acquired such Buyer common stock pursuant to Section 3.1(c), (ii) the availability of certain public information concerning Buyer, (iii) the sale being through a broker in an unsolicited “broker’s transaction” or in a transaction directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and (iv) that any sale of such Buyer common stock may be made by such Company Stockholder only in limited amounts during any three (3)-month period not exceeding specified limitations. Such Company Stockholder further represents that such Company Stockholder understands that at the time such Company Stockholder wishes to sell such Buyer common stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, Buyer may not be satisfying the current public information requirements of Rule 144, and that, in such event, such Company Stockholder would be precluded from selling such Buyer common stock under Rule 144 even if the six (6)-month minimum holding period had been satisfied. Such Company Stockholder represents that such Company Stockholder understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with an exemption from registration will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the U.S. Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(g)     Without in any way limiting such Company Stockholder’s representations and warranties set forth above, such Company Stockholder further agrees that such Company Stockholder shall in no event make any disposition of all or any portion of such Buyer common stock which such Company Stockholder is acquiring unless and until:

(i)     there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(ii)     such Company Stockholder shall have (A) notified Buyer of the proposed disposition and furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and (B) furnished Buyer with an opinion of such Company Stockholder’s own counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and such opinion of such Company Stockholder’s counsel shall have been concurred with by counsel for Buyer, and Buyer shall have advised such Company Stockholder of such concurrence.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company Stockholders as follows:

6.1       Organization; Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which failure to so qualify would have a material adverse effect on Buyer.

6.2       Power and Authority; Enforceability. Buyer has full power and authority to execute and deliver this Agreement and the other Transaction Documents required to be executed by it, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer has taken all corporate action on the part of Buyer necessary for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of all obligations of Buyer under this Agreement and the other Transaction Documents to be performed as of the Closing and the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by all other parties thereto) constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.3       No Conflict. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, nor the consummation or performance of the Contemplated Transactions by Buyer, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of Buyer’s Certificate of Incorporation, Bylaws or other organizational documents, or (b) contravene, conflict with or result in a violation or breach of, or result in a default under, or give rise to any right or cause of action under, any provision of any Contract to which Buyer is a party. No Consent is required to be made by or on behalf of Buyer in connection with the execution, delivery or performance by Buyer of this Agreement, the other Transaction Documents to which it is a party or the Contemplated Transactions.

6.4       Litigation. There is no pending Proceeding, and to Buyer’s knowledge, no Person or Governmental Body has Threatened to commence any Proceeding, that challenges, or seeks damages or other relief in connection with, Buyer’s performance of this Agreement or the Contemplated Transactions, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or the Contemplated Transactions.

6.5       Brokers or Finders. Buyer has not incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which the Company will directly or indirectly have any liability.

6.6        Financial and Regulatory Matters. Buyer shall, as of the Closing Date, have the financial capacity and capability to perform all of its obligations under this Agreement and the other Transaction Documents.

6.7        Permits. To Buyer’s knowledge, no past or present facts, events or conditions relating to Buyer or its officers, employees, or Affiliates, would prevent the operation of the Company in substantially the same manner after the Closing as such operations have been conducted by the Company immediately prior to the Closing Date.

ARTICLE VII
COVENANTS

7.1         Certain Tax Matters.

(a)     Pre-Closing Tax Periods. Following the Closing Date, the Stockholder Representative shall prepare and timely file or cause to be prepared and timely filed at its expense all Tax Returns of the Company that are required to be filed after the Closing Date in respect of taxable periods ending on or before the Closing Date (“Pre-Closing Tax Period”) and shall timely pay all Taxes that are due on or before the Closing Date. In each case such Tax Returns shall be in conformity with the Code and Treasury Regulations. The Stockholder Representative shall provide draft copies of each such Tax Return to Buyer at least thirty (30) days prior to the filing thereof for its review and the Stockholder Representative shall consider in good faith any comments of Buyer arising as a result of the review of such proposed Tax Returns. The Company shall timely file all such Tax Returns, modified in accordance with the foregoing sentence, and shall pay, subject to Section 9.2(g), the amount of any Taxes shown as due by the Company thereon to the appropriate Tax authorities.

(b)     Straddle Periods. Buyer shall prepare and timely file or cause to be prepared and timely filed at its expense all Tax Returns of the Company that include periods ending after the Closing Date; provided that if any such Tax Return relates to any period beginning before the Closing Date (a “Straddle Period”), Buyer shall deliver to the Stockholder Representative for his review and comment a draft of the proposed Tax Return no later than thirty (30) days prior to Buyer’s proposed filing date for such Tax Return (such Tax Returns relating to periods beginning before the Closing Date, the “Straddle Period Returns”). In each case such Straddle Period Returns shall be in conformity with the Code and Treasury Regulations. The Stockholder Representative and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Period Returns. If the Stockholder Representative and Buyer cannot agree on the amount of Taxes owed by the Company or the treatment of an item shown on such Straddle Period Return within twenty (20) days after such return is delivered to the Stockholder Representative, Buyer and the Stockholder Representative shall refer the matter to the Accounting Arbitrator. Buyer and the Stockholder Representative shall equally share the fees and expenses of the Accounting Arbitrator and its determination as to the amount owing by the Company with respect to the Straddle Period Returns or the treatment of any item shown on such Straddle Period Returns shall be binding on the Parties for purposes of filing such Straddle Period Returns. The Company shall timely file all such Tax Returns, as so modified, and shall pay, subject to Section 9.2(g), the amount of any Taxes shown due by the Company thereon to the appropriate Tax authorities.

(c)     For purposes of Sections 7.1(a) and 7.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Income Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period, and (ii) in the case of Income Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, including therein any Income Tax due as a result of any of the Contemplated Transactions. All determinations necessary to give effect to the foregoing allocations shall be made in conformity with the Code, Treasury Regulations and any other applicable authorities except to the extent required by Legal Requirements.

(d)     Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with financial accounting for Taxes, the filing of Tax Returns and any suit, action, inquiry, information document request, Proceeding, administrative or judicial appeal, audit, litigation or other similar proceeding with respect to Taxes (each, a “Tax Contest”). Such cooperation shall include (i) providing the other Party with any final determination of any such Tax Contest that affects any amount required to be shown on any Tax Return of the other Party for any period, (ii) retaining and (upon the other Party’s request) providing records and information (including all relevant Tax opinions and FIN 48 workpapers) that are reasonably relevant to financial accounting for Taxes, any Tax Contest and Tax Return, and (iii) making employees available on a mutually convenient basis to provide additional information and an explanation of any material provided hereunder. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and the Stockholder Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information (including all Tax opinions and FIN 48 workpapers) that may be relevant to such Tax Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same. The Stockholder Representative and the Company Stockholders agree that the Stockholder Representative shall act on behalf of the Company Stockholders in connection with all cooperation under this Section 7.1(d). All Tax refunds received by the Company for any periods prior to the Closing Date, including the part of any Straddle Period ending on the Closing Date, shall be for the account of the Company Stockholders, and the Buyer and the Company shall promptly account for and pay over to the Company Stockholders (in accordance with the proportions set forth in Schedule A) the amounts so received, within ten (10) days after the same are received.

(e)     Tax Contest. Notwithstanding anything to the contrary herein, with respect to any Tax Contest, neither the Company Stockholders nor the Stockholder Representative shall be entitled to control the conduct or settlement of such Tax Contest. Buyer shall provide advance written notice to the Stockholder Representative of any proposed settlement of a Tax Contest relating to a Pre-Closing Period, or the portion of any Straddle Period ending on the Closing Date, and Buyer shall consult with the Stockholder Representative regarding such proposed settlement. Buyer is entitled to settle any Tax Contest without the prior written consent of the Company Stockholders or the Stockholder Representative.

(f)     Tax Sharing Arrangements. All Tax sharing agreements or similar agreements with respect to or involving the Company (other than the provisions of this Agreement) shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of any period prior to the Closing Date.

(g)     Transfer Taxes. Any and all Transfer Taxes shall be paid one-half by the Company Stockholders and one-half by Buyer. The Company Stockholders and Buyer shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax laws. The Party responsible for filing each Tax Return shall timely pay any Transfer Taxes due and payable with respect to such Tax Return, and the other Party shall timely reimburse the paying Party for one-half of such Transfer Taxes.

7.2         Cooperation and Proceedings; Access to Records.

(a)     For a period of five (5) years following the Closing, each of the Stockholder Representative, the Company Stockholders and the Buyer, shall cooperate with the other Parties and their counsel and make themselves and their Representatives available to the other Parties in connection with the institution or defense of any Proceeding, whether pending, Threatened, or anticipated, involving or relating to the Contemplated Transactions, Buyer or the Company, or the Company Stockholders, including providing testimony, business or stock records, and other information.

(b)     The Company Stockholders and Buyer will make available to the other any records in the nonrequesting Party’s custody or control for the purpose of preparing any Financial Statement or Tax Return or preparing for or defending any Tax-related examination of the requesting Party or the Company by any Governmental Body. The Party requesting such records will reimburse the nonrequesting Party for the reasonable out-of-pocket costs and expenses incurred by the nonrequesting Party. The nonrequesting Party will afford access to such records during normal business hours, upon reasonable advance notice given by the requesting Party, and subject to such reasonable limitations as the nonrequesting Party may impose to delete competitively sensitive or privileged information.

7.3         Further Action. In case at any time after the Closing any further action is necessary to consummate or confirm the Contemplated Transactions, to accomplish the purposes of this Agreement or to assure to Buyer the benefits of this Agreement, without additional compensation, the Company Stockholders and the Stockholder Representative shall take such further action (including the execution and delivery of such further instruments and documents) as Buyer reasonably may request.

7.4         Noncompetition, Nonsolicitation, and Nondisparagement.

(a)     For a period of two (2) years after the Closing, each Company Stockholder owning 5% or more of the Shares, by its execution of this Agreement:

(i)     hereby covenants and agrees that it shall not, directly or indirectly, engage, invest in, own, manage, operate, finance, control, advise, render services to, guarantee the obligations of, be employed by, be associated with, or in any manner be connected with any Person or Governmental Body engaged in any business that the Company conducts as of the Closing Date, including the Business, in any geographic area in which the Company conducts such business as of the Closing Date; provided, however, that each Company Stockholder may acquire or otherwise own less than 5% of the outstanding capital stock of a Person that is listed on any national securities exchange or which is registered under Section 12(g) of the Exchange Act;

(ii)     hereby covenants and agrees that it shall not, directly or indirectly, (A) cause, induce, or attempt to cause or induce any employee, agent, or independent contractor of the Company to terminate such relationship, (B) in any way interfere with the relationship between the Company and any of its employees, agents, or independent contractors, or (C) hire, retain, employ, or otherwise engage or attempt to hire, retain, employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee, agent or independent contractor of the Company; and

(iii)     hereby covenants and agrees that it shall not, directly or indirectly, (A) solicit, induce, or otherwise cause, or attempt to solicit, induce, or otherwise cause, any customer, supplier, licensor, licensee, or any prospective customer, supplier, licensor, or licensee that has been contacted or targeted for contact by the Company on or before the Closing Date, or any other Person or Governmental Body engaged in a business relationship with the Company, to (1) terminate, curtail, or otherwise modify its relationship with the Company or (2) engage in business with a competitor of the Company, or (B) interfere in any way with the relationship between the Company, and any of its customers, suppliers, licensors, licensees, or any such prospective customers, suppliers, licensors, or licensees, or any other Person engaged in a business relationship with the Company.

(b)      Each Company Stockholder owning 5% or more of the Shares, by its execution of this Agreement, hereby covenants and agrees that it shall not make any disparaging statement, either orally or in writing, regarding Buyer, the Company, the Business, the products or services thereof, or any of their respective Representatives.

(c)     Each Company Stockholder owning 5% or more of the Shares, by its execution of this Agreement, hereby agrees that this Section 7.4, including the provisions relating to duration, geographical area and scope, is reasonable and necessary to protect and preserve Buyer’s and the Company’s legitimate business interests and the value of the Shares and the Company, and to prevent an unfair advantage from being conferred on such Company Stockholder.

(d)     If any provision of this Section 7.4 would be held to be excessively broad as to duration, geographical area, scope, activity or subject, for any reason, such provision shall be modified, by limiting and reducing it, so as to be enforceable to the extent allowed by applicable Legal Requirements.

(e)     Each Company Stockholder owning 5% or more of the Shares, by its execution of this Agreement, hereby acknowledges that any Breach of this Section 7.4 would result in serious and irreparable injury to Buyer, Buyer could not be adequately compensated by monetary damages alone, and Buyer’s remedy at law would not be adequate. Therefore, each such Company Stockholder hereby acknowledges and agrees that, in the event of a Breach by such Company Stockholder, Buyer shall be entitled, in addition to any other remedy at law or in equity to which Buyer may be entitled, to equitable relief against such Company Stockholder, including temporary restraining orders and preliminary and permanent injunctions to restrain such Company Stockholder from such Breach and to compel compliance with the obligations of such Company Stockholder, and each Company Stockholder hereby waives the posting of a bond or undertaking as a condition to such relief.

(f)     In the event of a conflict between the provisions of this Section 7.4 and the provisions of an Employment Agreement of any Company Stockholder, this Agreement shall govern.

7.5         Confidentiality.

(a)     As used in this Section 7.5, the term “Confidential Information” includes any of the following information held or used by or relating to the Company and the Business:

(i)     all information that is a trade secret;

(ii)     all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software and computer software, database technologies, systems, structures and architectures; and

(iii)     all information concerning the business and affairs of the Company and the Business, including historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, and personnel training techniques and materials, however documented.

(b)     Each Company Stockholder, Member, Partner and Stockholder, by its execution of this Agreement, hereby acknowledges the confidential and proprietary nature of the Confidential Information and agrees that such Company Stockholder shall, except to the extent required for a Company Stockholder who is employed by the Company to fulfill his or her duties in the course of such employment, from and after the Closing: (i) keep the Confidential Information confidential and deliver promptly to Buyer, or immediately destroy at Buyer’s option, all embodiments and copies of the Confidential Information that are in such Company Stockholder’s possession, (ii) not use the Confidential Information for any reason or purpose except in connection with enforcement of such Company Stockholder’s rights under this Agreement or the Transaction Documents, or in connection with such Company Stockholder’s defense in any legal Proceeding, and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person or Governmental Body, except with Buyer’s prior written consent.

(c)     Section 7.5(b) does not apply to that part of the Confidential Information that becomes generally available to the public other than as a result of a Breach of this Section 7.5 by any Company Stockholder, Member, Partner or Stockholder, as applicable. Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.

(d)     If any Company Stockholder, Member, Partner or Stockholder, as applicable, becomes compelled in any Proceeding to make any disclosure that is prohibited by this Section 7.5, such Company Stockholder, Member, Partner or Stockholder, as applicable, shall, to the extent legally permissible, provide Buyer with prompt notice of such compulsion so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.5. In the absence of a protective order or other remedy, such Company Stockholder, Member, Partner or Stockholder, as applicable, may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of the counsel of such Company Stockholder, Member, Partner or Stockholder, such Company Stockholder, Member, Partner or Stockholder is legally compelled to disclose; provided, however, that such Company Stockholder, Member, Partner or Stockholder shall use commercially reasonable efforts to obtain written assurance that any Person or Governmental Body to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(e)     Nothing in this Section 7.5 will diminish the protections and benefits under applicable Legal Requirements to which any trade secret of the Company is entitled. If any information that the Company asserts to be a trade secret under applicable Legal Requirements is found by a court of competent jurisdiction not to be such a trade secret, such information will nonetheless be considered Confidential Information of the Company for purposes of this Section 7.5.

7.6         Customer and Other Business Relationships; Client Audits.

(a)     For a period of three (3) years following Closing, each Company Stockholder shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer the business relationships of the Company, including relationships with any customers, suppliers, licensors, licensees, lessors, employees, regulatory authorities and others. Each Company Stockholder shall refer to Buyer all inquiries and communications received by such Company Stockholder relating to the Company after the Closing.

(b)     For the avoidance of doubt, (i) the Company and the Buyer shall have no obligation to indemnify or otherwise pay over to the Company Stockholders or the Stockholder Representative any amounts received as overpayments or reimbursements charged or assessed as a result of Client Audits related to periods prior to the Closing Date, and (ii) the Company Stockholders shall have no obligation to indemnify the Company or Buyer in respect of any amounts charged or assessed as a result of Client Audits related to periods prior to the Closing Date.

7.7         Pre-Closing Acts and Omissions.

(a)     Subject to the indemnification provided to the Buyer Indemnified Parties in Section 9.2, Buyer agrees that all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of the directors, officers and employees of the Company as provided in the Company’s organizational documents shall survive the Closing and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such director, officer or employee, unless an alteration or modification of such documents is required by applicable Legal Requirements or the director, officer or employee affected thereby otherwise consents in writing.

(b)     This Section 7.7 shall survive the Closing, shall be enforceable by the parties referred to herein, as third party beneficiaries, and shall be binding upon all successors and assigns of Buyer and the Company.

ARTICLE VIII
STOCKHOLDER REPRESENTATIVE

8.1         Designation; Powers. Each Company Stockholder approves the designation of and hereby designates the Stockholder Representative as the Representative of the Company Stockholders and as the attorney-in-fact and agent for and on behalf of each Company Stockholder, with full power of substitution, with respect to all matters under this Agreement, including determining, giving and receiving notices and processes hereunder, entering into any documents required or permitted and contesting and settling any and all claims for indemnification under ARTICLE IX, resolving any other disputes hereunder, performing the duties expressly assigned to the Stockholder Representative hereunder, making, executing, acknowledging and delivering all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, doing any and all things and taking any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Contemplated Transactions and to engage and employ agents and Representatives and to incur such other expenses as the Stockholder Representative shall reasonably deem necessary or prudent in connection with the foregoing. A decision, act, Consent or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders, the Company Stockholders shall be bound by all actions taken and documents executed by the Stockholder Representative, and Buyer shall be entitled to rely on any action or decision of the Stockholder Representative. Buyer is hereby relieved from any liability to any Person (including the Company Stockholders and their respective Affiliates and Representatives) or any Governmental Body for any acts done by it in accordance with such decision, act, Consent or instruction of the Stockholder Representative. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Company Stockholders for purposes of this Agreement. In performing the functions specified in this Agreement, the Stockholder Representative shall not be liable to any Company Stockholder in the absence of gross negligence or willful misconduct on the part of the Stockholder Representative. Each Company Stockholder (other than the Stockholder Representative) shall severally, and not jointly, on a pro rata basis (in the relative proportions as among them set forth on Schedule A), indemnify and hold harmless the Stockholder Representative from and against any liability incurred without gross negligence or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Any out-of-pocket costs and expenses incurred by the Stockholder Representative in defending any claim, demand, suit, action or cause of action or otherwise in connection with performing its obligations under this Agreement shall be paid by the Company Stockholders severally, and not jointly, on a pro rata basis (in the relative proportions as among them set forth on Schedule A).

8.2         Authority. The Stockholder Representative, solely in his capacity as the Stockholder Representative, represents and warrants that he has legal capacity and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents applicable to the Stockholder Representative and to consummate the Contemplated Transactions. This Agreement and each of the Transaction Documents to which the Stockholder Representative is a party has been duly executed and delivered by the Stockholder Representative and constitutes valid and legally binding obligations of the Stockholder Representative, enforceable against the Stockholder Representative in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Except as expressly provided in this Agreement, the Stockholder Representative shall have no duties or responsibilities to Buyer or its Affiliates. Neither the Stockholder Representative nor any agent employed thereby shall be liable to Buyer or any Affiliates of Buyer for any liability of a Company Stockholder or otherwise or for any error of judgment, any act done or step taken or for any mistake in fact or law, in each case to the extent taken or omitted by it in good faith and without gross negligence or willful misconduct.

8.3         Replacement.

(a)     If Neil Bernstein shall resign or otherwise be unable to fulfill his responsibilities as the Stockholder Representative, each Company Stockholder agrees that Robert Ellis shall be appointed and designated as a successor Representative, effective upon his execution of a joinder to this Agreement as the Stockholder Representative hereto and, promptly thereafter, shall notify the Company Stockholders of his role as successor Stockholder Representative. Upon such appointment, Robert Ellis shall succeed to the rights and obligations of the Stockholder Representative as Representative of the Company Stockholders hereunder and shall be deemed the “Stockholder Representative” for all purposes hereunder. The grant of authority by the Company Stockholders to the Stockholder Representative in this ARTICLE VIII is and shall be coupled with an interest, and, except as set forth in this ARTICLE VIII, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Company Stockholders and shall survive the consummation of the Contemplated Transactions and the Closing.

(b)     If Robert Ellis shall resign or otherwise be unable to fulfill his responsibilities as successor Stockholder Representative, a second successor Stockholder Representative shall be appointed by the Company Stockholders (by majority vote, in accordance with the proportions set forth on Schedule A), effective upon such successor’s execution of a joinder to this Agreement as the Stockholder Representative hereto. Upon such appointment, such successor Stockholder Representative shall succeed to the rights and obligations of the Stockholder Representative as Representative of the Company Stockholders hereunder and shall be deemed the “Stockholder Representative” for all purposes hereunder. The grant of authority by the Company Stockholders to the Stockholder Representative in this ARTICLE VIII is and shall be coupled with an interest, and, except as set forth in this ARTICLE VIII, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Company Stockholders and shall survive the consummation of the Contemplated Transactions and the Closing.

ARTICLE IX
SURVIVAL; INDEMNIFICATION; DISPUTE RESOLUTION

9.1         Survival. Except as otherwise specifically provided in this Agreement, each of the representations, warranties, covenants and agreements of the Parties contained herein shall survive the Closing for a period of eighteen (18) months after the Closing, except that:

(a)     the representations and warranties set forth in Section 4.1 (Organization; Good Standing), Section 4.2 (Power and Authority; Enforceability), Section 4.3 (Subsidiaries), Section 4.4 (Capitalization), Section 4.20 (Brokers or Finders), Section 4.31 (Louis Berger Holdings, Inc.), and ARTICLE V (collectively, the “Fundamental Representations”) shall survive indefinitely;

(b)     the representations and warranties set forth in Sections 4.15 (Employee Benefits) and Section 4.25 (Tax Returns and Payments) shall survive until sixty (60) days after expiration of the applicable statute of limitations; and

(c)     the covenants and agreements in this Agreement that, by their terms, are to have effect after the Closing Date shall survive for the period contemplated by such covenants or agreements, or if no period is specified, indefinitely.

9.2         Indemnification Obligations of the Company Stockholders. Subject to the provisions of Section 9.4, from and after the Closing, the Company Stockholders, severally and not jointly, in accordance with the proportions set forth on Schedule A, shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates and the Company, each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Damages incurred by the Buyer Indemnified Parties arising out of or relating to any of the following, regardless of whether the claim arises under contract, breach of warranty, tort or other legal theory:

(a)     any Breach or inaccuracy of any representation or warranty made by the Company, any Company Stockholder or the Stockholder Representative contained in this Agreement or in any other Transaction Document as of the Closing; provided, however, that for purposes of determining the amount of Damages arising from or relating to whether any such Breach or inaccuracy has occurred, the applicable representation or warranty shall be read without regard to any materiality or Material Adverse Effect qualifiers included in such representation or warranty;

(b)     any Breach occurring prior to the Closing of any covenant, agreement or undertaking made by the Company in this Agreement or in any other Transaction Document;

(c)     any Breach of any covenant, agreement or undertaking made by any Company Stockholder or the Stockholder Representative in this Agreement or in any other Transaction Document;

(d)     any claim by any Person for brokerage or finder’s fees or commissions or similar payments that remain unpaid after the Closing and which are based upon any agreement or understanding alleged to have been made by such Person (or any Person acting on its behalf) with the Company or the Company Stockholders in connection with the Contemplated Transactions;

(e)     any criminal liabilities arising from actions taken or omitted to be taken by the Company, any Company Stockholder or the Stockholder Representative prior to the Closing in connection with this Agreement or any other Transaction Document;

(f)     any claim by a Person (other than the Company Stockholders to the extent of the Shares) that such Person owns or has any rights in or to any equity interest in the Company (except to the extent such claim involves Shares transferred from a Company Stockholder (or their successor) to such Person for which such Company Stockholder is independently responsible under this Agreement), including any such claim with respect to preemptive rights, rights of first refusal or similar rights involving any equity interest in the Company;

(g)     any liability of the Company for (i) Taxes or the nonpayment thereof for any Pre-Closing Tax Periods (including Taxes for the portion of any Straddle Period ending on the Closing Date), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local or foreign law or regulation), (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Legal Requirements, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing, and (iv) any Taxes, and reimbursement of Taxes and otherwise under Section 409A of the Code attributable to the Contemplated Transactions;

(h)     (i) any liability of the Company arising out of or related to any failure to operate the Deferred Compensation Plan in accordance with Section 409A of the Code, including any claims from any participant related to the foregoing, and (ii) any liability arising out of or resulting from payments owed or made by the Company to participants in the Deferred Compensation Plan in connection with its termination;

(i)     any Transfer Taxes payable by the Company Stockholders pursuant to Section 7.1(g) to the extent not paid by the Company Stockholders;

(j)     any obligation of the Company to indemnify or advance expenses to any current or former officer, director or employee of the Company as of the Closing under Section 7.7, to the extent that such claims arise from acts or omissions occurring prior to the Closing;

(k)     any liability related to the Company’s former business or operations outside of the United States, including operations conducted through the Company’s former subsidiary RBA International;

(l)     any liability related to the failure by the Company to comply with applicable regulatory and licensure requirements in respect of the Business, including such requirements in the State of New Jersey applicable to the Company and its Affiliates in connection with architectural services provided by the Company or its Affiliates; and

(m)     any liability related to (i) the Company’s ownership of interests in and withdrawal as general and limited partner of Courthouse Plaza Associates, L.P., a New Jersey limited partnership, or the termination of all rights and interests related thereto, or (ii) the Fractional Interest.

9.3         Indemnification Obligations of Buyer. Subject to the provisions of Section 9.4, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Company Stockholders, their Affiliates, each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Damages incurred by the Seller Indemnified Parties arising directly or indirectly out of or relating to any of the following, regardless of whether the claim arises under contract, breach of warranty, tort or other legal theory:

(a)     any Breach or inaccuracy of any representation or warranty made by Buyer contained in this Agreement or in any other Transaction Document as of the Closing; provided, however, that for purposes of determining whether any such Breach or inaccuracy has occurred or the amount of Damages arising from or relating to such Breach or inaccuracy, the applicable representation or warranty shall be read without regard to any materiality or material adverse effect qualifiers included in such representations or warranties;

(b)     any Breach of any covenant, agreement or undertaking made by Buyer in this Agreement or in any other Transaction Document;

(c)     any claim by any Person for brokerage or finder’s fees or commissions or similar payments that remain unpaid after the Closing and which are based upon any agreement or understanding alleged to have been made by such Person (or any Person acting on its behalf) with Buyer in connection with the Contemplated Transactions; and

(d)     any liability of the Company for (i) Taxes or the nonpayment thereof for any Post-Closing Tax Periods (including Taxes for the portion of any Straddle Period ending after the Closing Date), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member after the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local or foreign law or regulation), and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Legal Requirements, rule or regulation, which Taxes relate to an event or transaction occurring after the Closing Date.

9.4         Limitations.

(a)     The liability of the Indemnifying Party to indemnify the Indemnified Party pursuant to Sections 9.2(a), 9.2(b), 9.2(c), 9.3(a) and 9.3(b) shall be limited to Indemnification Claims as to which an Indemnified Party has given the Indemnifying Party written notice in good faith and with reasonable specificity in accordance with Sections 9.5(a) and 9.5(b) within the period following the Closing Date specified for each respective matter pursuant to Section 9.1; provided, however, that the provisions for indemnification contained in Section 9.2(a) and Section 9.3(a) (other than with respect to the Fundamental Representations) with respect to breaches of representations and warranties shall be effective only if the Indemnified Party has suffered, incurred, sustained or become subject to Damages in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (the “Deductible Amount”) (it being understood and agreed that the Indemnified Party shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Deductible Amount and then only for the amount by which all such Damages exceed the Deductible Amount).

(b)     The aggregate liability of all Indemnifying Parties to indemnify all Indemnified Parties shall in no event exceed (i) Twelve Million Dollars ($12,000,000) in respect of any claim for fraud, willful misconduct or intentional misrepresentation, and (ii) Six Million Dollars ($6,000,000) in respect any other Indemnification Claim (the “Overall Cap”), and the aggregate liability of each Indemnifying Party to indemnify all Indemnified Parties shall in no event exceed the Indemnifying Party’s actual proportion of the Overall Cap set forth on Schedule A.

(c)     In the event that the Buyer Indemnified Parties, whether individually or collectively, are entitled to recover for the same Damages under more than one provision of this Agreement, the Buyer Indemnified Parties shall only be permitted to recover such Damages one time, and without duplication.

(d)     Upon making any payment to an Indemnified Party in respect of any Damages, the Indemnifying Party shall, to the extent such payment represents payment in full of such Damages, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Damages to which such payment relates. Such Indemnified Party (and its Affiliates) shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(e)     No Indemnified Party shall have any obligation to expend any out-of-pocket expense to seek recovery under any insurance benefits and proceeds or from any other Person; provided that such Indemnified Party shall provide prompt notice of any Damages subject to indemnification hereunder to its insurance carrier and shall use commercially reasonable efforts to cooperate with such insurance carrier.

(f)     Notwithstanding anything else contained herein to the contrary, the amount of any Damages recoverable by any Indemnified Party shall be net of any recoveries from third parties (including any insurance proceeds, indemnification payments, contribution payments or reimbursements received in respect of such Damages or any of the circumstances giving rise thereto) actually received by such Indemnified Party with respect to the underlying claims therefore, net of all costs and expenses incurred in collecting such recoveries (including, without limitation, reasonable attorneys’ fees), it being understood that the Buyer Indemnified Parties shall promptly notify the Company Stockholders of such recoveries. Any such amounts or proceeds received by an Indemnified Party or any Affiliate thereof with respect to any Indemnification Claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnifying Party; provided that the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnifying Party to the Indemnified Party with respect to such claim.

(g)     In the event that any of the Buyer Indemnified Parties has any claim for Damages against a Company Stockholder (the “Breaching Company Stockholder”) in connection with such Breaching Company Stockholder’s own individual (i) breach or violation of any covenant or agreement made by such Breaching Company Stockholder pursuant to this Agreement or any of the Transaction Documents, (ii) breach of any representation or warranty made by such Company Stockholder set forth in ARTICLE V of this Agreement, or (iii) criminal activities, such claim may only be brought against the Breaching Company Stockholder and not against any other Company Stockholder (the “Non-Breaching Company Stockholder”). The Buyer Indemnified Parties agree never to commence nor pursue any action or suit at law or in equity against a Non-Breaching Company Stockholder for any Damages arising out of the Buyer Indemnified Parties’ claim against a Breaching Company Stockholder. The Stockholder Representative agrees to cooperate with and provide assistance to Buyer in respect of any claim against a Breaching Company Stockholder and the coordination thereof.

(h)     In the event that (i) Buyer has received payment from the Company Stockholders as a result of one or more Indemnification Claims in respect of a Company Breach of the third sentence of Section 4.8(a), and (ii) the Company has actually collected from the applicable third party the outstanding receivable that was the subject of such Indemnification Claim (in the same amount as such indemnification payment), Buyer shall return to the Stockholder Representative (for the benefit of the Company Stockholders) such amount, net of any third party costs related to the collection of such outstanding receivable. The Parties agree that an accounting of all such payments, if any, will be performed on a single occasion eighteen (18) months after the Closing Date.

9.5         Notice of Indemnification; Indemnification Procedure.

(a)     If either a Buyer Indemnified Party or a Seller Indemnified Party (the “Indemnified Party”) wishes to assert a claim that the Indemnified Party has determined has given or could give rise to indemnification under this ARTICLE IX (an “Indemnification Claim”) (other than a Third Party Claim, which shall be governed by Section 9.5(e) below), the Indemnified Party shall deliver to the other party (the “Indemnifying Party”) a written notice (“Claim Notice”) setting forth:

(i)     the nature and basis of the Indemnification Claim; and

(ii)     a description of, and a reasonable estimate of the total amount of, Damages actually incurred or expected to be incurred by the Indemnified Party as a result of such indemnified matter described in Section 9.2 or 9.3; provided, however, that the failure to estimate Damages (or the inaccuracy thereof) shall not affect the validity of a Claim Notice or the amount of Damages to which the Indemnified Party is entitled.

(b)     The Indemnified Party shall promptly provide the Claim Notice to the Indemnifying Party; provided that the failure to provide such Claim Notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby; provided, however, that if the Indemnified Party shall fail to provide such Claim Notice in respect of a claim under Sections 9.2(a), 9.2(b), 9.3(a) or 9.3(b) before the end of the applicable survival period specified in Section 9.1, such Indemnification Claim shall be barred.

(c)     The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claim Notice is sent by the Indemnified Party. Any Claim Response must specify whether the Indemnifying Party disputes the Indemnification Claim described in the Claim Notice and the basis of such dispute. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed to have accepted the Indemnification Claim described in the related Claim Notice. If the Indemnifying Party elects not to dispute an Indemnification Claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Damages alleged in such Claim Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the amount of Damages shall be paid in accordance with Section 9.6 below. During the Response Period, the Indemnified Party shall reasonably consult with the Indemnifying Party regarding the possibility of using commercially reasonable efforts to attempt to obtain from third parties any recoveries related to such Indemnification Claim.

(d)     If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claim Notice and describing the basis therefor, Buyer and the Stockholder Representative shall promptly meet and use their commercially reasonable efforts to settle the dispute. If Buyer and the Stockholder Representative are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 9.9 or by any other means to which the Indemnified Party and the Indemnifying Party shall agree. For all purposes under this ARTICLE IX, Buyer and the Stockholder Representative shall cooperate with and make available to the other party and its Representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, upon reasonable advance notice, during normal business hours, in a manner so as to minimize disruption to the business of the Company, and subject to Legal Requirements and any applicable privilege, including the attorney-client and work product privileges, as may be reasonably requested in connection with the resolution of such disputes.

(e)     Promptly after receipt by an Indemnified Party of written notice from a third Person or Governmental Body of any complaint or the commencement of any audit, investigation, action or Proceeding with respect to which such Indemnified Party may be entitled to receive payment from any other Party for any Damages (a “Third Party Claim”), such Indemnified Party will notify the Indemnifying Party, promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such Third Party Claim; provided, however, that the failure to provide such notice of such Third Party Claim will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within fifteen (15) days thereafter, subject to assuming full responsibility for all Damages resulting from any such Third Party Claim, to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that if the Company Stockholders are the Indemnifying Party, they shall have no right to assume the defense of such Third Party Claim. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Third Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such fifteen (15)-day period, then such Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided further, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in connection with any audits, investigations, actions or Proceedings that are substantially related. In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at its own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use commercially reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(f)     An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder, unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(g)     For purposes of this ARTICLE IX, the Stockholder Representative and the Company Stockholders agree that the Stockholder Representative shall act on behalf of the Company Stockholders in connection with all Indemnification Claims and related matters under this ARTICLE IX, including with respect to receipt of any Claim Notice delivered by any Buyer Indemnified Party pursuant to Sections 9.5(a) and 9.5(b) or delivery to any Buyer Indemnified Party of a Claim Response pursuant to Section 9.5(c).

9.6         Indemnification Payments; Setoff Against Promissory Notes.

(a)     Subject to Section 9.6(d), if the Indemnifying Party fails to deliver a Claim Response within the applicable Response Period or otherwise agrees that it is liable for the Indemnification Claim set forth in the Claim Notice, the Indemnifying Party shall pay the Indemnified Party, within five (5) Business Days after the expiration of the applicable Response Period, the amount specified in such Claim Notice or, in the case of any Claim Notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(b)     Subject to Section 9.6(d), if the Indemnifying Party delivers a Claim Response within the applicable Response Period, the Indemnifying Party shall pay the Indemnified Party, within five (5) Business Days after resolution of any dispute pursuant to Section 9.5(d), the amount, if any, determined to be payable by the Indemnifying Party.

(c)     Subject to Section 9.6(d), if the Indemnified Party receives a Third Party Claim, the Indemnifying Party shall pay the Indemnified Party, within five (5) Business Days after resolution of such Third Party Claim pursuant to Section 9.5(e), the amount, if any, specified in the settlement, compromise or judgment in respect thereof.

(d)     If a Buyer Indemnified Party is the Indemnified Party, at any time prior to any payment of a portion of the principal and interest to the Company Stockholders pursuant to the terms of the Promissory Notes and Section 3.1(b), any outstanding principal amount of each Promissory Note shall be deemed to be reduced by any amounts paid or payable to any Buyer Indemnified Party under the terms of this ARTICLE IX (in accordance with the proportions set forth on Schedule A) until the outstanding principal amount of such Promissory Note is zero; provided, however, that with respect to indemnification for a breach of any Company Stockholder representation under ARTICLE V, Buyer may only offset the Damages against any outstanding principal amount of the applicable Company Stockholder’s Promissory Note. Any amounts otherwise payable by the Company Stockholders in excess of the then outstanding principal amount of the Promissory Notes or by Buyer to the Indemnified Party as finally determined shall be paid by wire transfer or delivery of other immediately available funds within five (5) Business Days after such final determination to such bank account or accounts designated in writing by the other Party at least three (3) Business Days prior to the applicable payment date.

9.7         Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price.

9.8         Exclusive Remedy. From and after Closing, and for the remedy of specific performance and injunctive relief, and except in the case of fraud, indemnification under this ARTICLE IX shall be the sole and exclusive remedy for any claim or action related to or arising out of this Agreement or the operation of the Company prior to the Closing, whether such claim or action is based on contract, tort or otherwise. Buyer and the Company Stockholders each hereby waive any provision of any Legal Requirement to the extent that it would limit or restrict the agreement contained in this Section 9.8.

9.9         Jurisdiction; Governing Law.

(a)     The Parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall be filed exclusively in the state courts in Broward County, Florida. None of the Parties will argue or contend that it is not subject to the jurisdiction of the Florida courts or that venue in Broward County, Florida is improper.

(b)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided that matters relating to the conveyance of the Shares shall be governed and construed in accordance with the internal laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

9.10        Equitable Remedies. In the event that a Party desires to enforce any provision of this Agreement by injunction or specific performance or to obtain other equitable relief, such Party may seek such relief by commencing a Proceeding in a court in Broward County, Florida.

ARTICLE X
CONFIDENTIALITY

10.1        Non-Disclosure of Information. The provisions contained in the Confidentiality and Nondisclosure Agreement, dated as of July 29, 2014, between the Company (through its Representative) and Buyer (the “Confidentiality Agreement”) remain in full force and effect.

10.2        Publicity. Immediately following the execution, delivery and Closing of this Agreement, Buyer may issue a press release with respect to this Agreement and the Contemplated Transactions substantially in the form previously provided to the Company. Except as required by applicable Legal Requirements or as contemplated by the foregoing sentence, none of the Company Stockholders shall, and shall cause their respective Affiliates not to, issue any public report, statement, advertisement, press release or otherwise make any public statement with respect to this Agreement or the Contemplated Transactions without prior consultation with and approval of Buyer. The Parties acknowledge and agree that each Party is responsible for compliance with the foregoing by each of its Representatives.

10.3        Damages. The Parties agree that, in connection with any Breach or alleged Breach by a Party of the terms and provisions of ARTICLE IX, in addition to all other remedies available at law or hereunder, the injured Party shall be entitled to equitable relief, including injunctive relief and specific performance and all reasonable attorneys’ fees and court costs incurred in connection therewith.

ARTICLE XI
GENERAL

11.1        Entire Agreement. With the exception of the provisions of the Confidentiality Agreement, this Agreement and the other Transaction Documents, together with all Exhibits and Schedules hereto and thereto, constitutes the entire understanding between the Parties with respect to the subject matter contained herein and therein and supersedes any prior understandings and agreements among them respecting such subject matter, whether verbal or written in all forms.

11.2        Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

11.3        Notices. All notices or other communications required hereunder shall be in writing and shall be deemed to have been given: (a) upon receipt, if delivered in person, (b) three (3) days after the date of mailing, if mailed by certified or registered mail (first class postage pre-paid), (c) one (1) Business Day after deposit with an overnight courier service such as Federal Express, or (d) upon receipt, if delivered by confirmed facsimile transmission on a Business Day, and otherwise on the next Business Day, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such Party shall designate in writing to the other Party):

If to the Company Stockholders or the Stockholder Representative, to:

Neil Bernstein
20 Long Cove Drive
Monroe Township, NJ 08831

with a copy (which shall not constitute notice) to:

Norris, McLaughlin & Marcus, P.A.
721 Route 202-206, Suite 200
P.O. Box 5933
Bridgewater, NJ 08807-5933
Attn: Oren Chaplin or Doug Brown
Telephone: (908) 722-0700
Facsimile: (908) 722-0755

If to Buyer or the Company:

NV5 Holdings, Inc.
200 South Park Road, Suite 350
Hollywood, FL 33021-8798
Attn: Richard Tong, EVP and General Counsel
Telephone: (954) 495-2114
Facsimile: (954) 495-2101

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
Park Place II
7930 Jones Branch Drive
McLean, VA 22102
Attn: Mahvesh A. Qureshi
Telephone: (202) 637-3677
Facsimile: (703) 610-6200

11.4       Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

11.5       Termination of Obligations. Each Company Stockholder hereby agrees that, from and after the Closing, none of the Company or any of its Affiliates shall have, and such Company Stockholder hereby releases them from, any debt, loss, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, in equity or at law, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation) owed to such Company Stockholder by the Company or any of its Affiliates prior to the date hereof, including, subject to clause (b)(iii) below, in respect of any claims for indemnification or advancement of expenses arising from such Company Stockholder acting as an officer, director, employee or in some other capacity on behalf of the Company or any of its Affiliates, arising from any omissions or acts, whether contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at law, other than with respect to (a) such Company Stockholder’s rights under this Agreement, the Transaction Documents and the Contemplated Transactions, and (b) any rights such Company Stockholder may have (i) to receive compensation pursuant to an employment arrangement in the ordinary course of business with respect to the most recent payroll period (if any) beginning and not closing prior to the Closing Date or reimbursement for expenses incurred in connection with such Company Stockholder’s activities on behalf of the Company, (ii) with respect to Employee Benefit Plans, or (iii) with respect to indemnification under the Certificate of Incorporation or Bylaws of the Company as contemplated in Section 7.7(a). Each Company Stockholder hereby acknowledges that he or she is familiar with the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release, which, if known by the releasor, might have materially affected the releasor’s settlement with the release. Being aware of such principle, each Company Stockholder hereby agrees to expressly waive any rights he or she may have thereunder, as well as under any statute or common law principles of similar effect (other than as set forth in this Section 11.5).

11.6       Severability. If any provision of this Agreement is held illegal, invalid or unenforceable such illegality, invalidity or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances be deemed modified to the extent necessary to render enforceable the provisions hereof.

11.7       Waiver. Except as otherwise provided in this Agreement, the failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder. Each Company Stockholder hereby waives any and all preemptive rights to which such Company Stockholder is or may be entitled in respect of the equity securities of the Company, including the Shares set forth opposite such Company Stockholder’s name on Schedule A.

11.8       Assignment. Buyer may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Stockholder Representative; provided, however, that Buyer may assign this Agreement or any of the rights or obligations hereunder to any Affiliate of Buyer. No such assignment will release Buyer of its obligations hereunder and the references in this Agreement to Buyer shall also apply to any such assignees, unless the context otherwise requires.

11.9       Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties, and, except as otherwise set forth herein, does not confer any rights on any other Persons.

11.10     Amendments. This Agreement may be amended only by a written instrument duly executed by each of the Parties hereto.

11.11     Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any Party will not become effective until counterparts hereof have been executed by each of the Parties. It shall not be necessary in making proof of this Agreement or any counterparts hereof to produce or account for any of the other counterparts. In order to facilitate execution of this Agreement, facsimile signatures shall be deemed to be original signatures.

11.12     Funds Flow Certificate; Schedule A. Each Company Stockholder hereby agrees that the amount set forth opposite such Company Stockholder’s name on the Funds Flow Certificate represents the amount that such Company Stockholder has the right to receive at the Closing in respect of the Closing Payment. Each Company Stockholder further agrees that the number of Shares set forth on Schedule A opposite such Company Stockholder’s name are all of the equity interests in the Company held by such Company Stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, or by their duly authorized officers, as of the date first above written.

COMPANY:

THE RBA GROUP, INC., ENGINEERS,
ARCHITECTS AND PLANNERS

By:	/s/ Neil Bernstein
Name:	Neil Bernstein
Title:	President & Chief Executive Officer

BUYER:

NV5 HOLDINGS, INC.

By:	/s/ Dickerson Wright
Name:	Dickerson Wright
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

/s/ Neil Bernstein
Neil Bernstein

COMPANY STOCKHOLDERS:

/s/ Thomas Badenoch
Thomas Badenoch

/s/ Neil Bernstein
Neil Bernstein

/s/ James Brazel
James Brazel

[Signature Page to Stock Purchase Agreement]

/s/ James Brighton
James Brighton

/s/ Denice DaCunha
Denice DaCunha

/s/ Robert Ellis
Robert Ellis

/s/ Andras Fekete
Andras Fekete

/s/ James Huselton
James Huselton

/s/ Arthur Kleinman
Arthur Kleinman

/s/ David Lapping
David Lapping

/s/ Liam Madden
Liam Madden

/s/ John Maiorana
John Maiorana

/s/ Drew Markewicz
Drew Markewicz

/s/ Daniel McGovern
Daniel McGovern

/s/ Joseph Menzer
Joseph Menzer

/s/ Gordon Meth
Gordon Meth

[Signature Page to Stock Purchase Agreement]

/s/ Andrew Muldowney
Andrew Muldowney

/s/ Steven Normandin
Steven Normandin

/s/ Richard Porter
Richard Porter

/s/ Linda Reardon
Linda Reardon

/s/ Frederick Scherrer
Fredrick Scherrer

/s/ Lori Sohn
Lori Sohn

/s/ Bryan VanderGheynst
Bryan VanderGheynst

/s/ Horace Walker
Horace Walker

/s/ Jackson Wandres
Jackson Wandres

/s/ Bettina Zimny
Bettina Zimny

[Signature Page to Stock Purchase Agreement]

Exhibit A

Form of Company Closing Certificate

[See attached]

CLOSING CERTIFICATE

OF

The RBA Group, Inc.,

Engineers, Architects and Planners

______, 2015

Reference is made to the Stock Purchase Agreement dated as of the date hereof (the “Agreement”), by and among The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation (the “Company”), each of the holders of issued and outstanding shares of capital stock of the Company, Neil Bernstein, solely and in his capacity as the Stockholder Representative and NV5 Holdings, Inc., a Delaware corporation (“Buyer”).

This Certificate is delivered by the Company pursuant to Section 2.3(a)(v) of the Agreement. Unless otherwise stated, capitalized terms used herein shall have the same meaning as those ascribed to them in the Agreement.

I, Neil Bernstein, President and Chief Executive Officer of the Company, in my capacity as an executive officer of the Company, hereby certify as follows:

1.	I am the duly elected, qualified and acting President of the Company and I am authorized to execute and deliver this Certificate on behalf of the Company.

2.	As of the date of this Certificate, all closing deliveries of the Company specified in Section 2.3(a) of the Agreement have been delivered to Buyer.

3.

The representations and warranties of the Company and the Company Stockholders contained in ARTICLE IV of the Agreement are true and correct in all material respects as of the date of this Certificate.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate on the date first written above.

Name: Neil Bernstein

Title: President and Chief Executive Officer

[Signature Page to Company Closing Certificate]

Exhibit B-1

Form of Officer’s Certificate – Company

[Attached]

OFFICER’S CERTIFICATE

OF

THE RBA GROUP, INC.,

ENGINEERS, ARCHITECTS AND PLANNERS

_____, 2015

Reference is made to the Stock Purchase Agreement dated as of the date hereof (the “Agreement”), by and among The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation (the “Company”), each of the holders of issued and outstanding shares of capital stock of the Company, Neil Bernstein, solely and in his capacity as the Stockholder Representative and NV5 Holdings, Inc., a Delaware corporation.

This Certificate is delivered by the Company pursuant to Section 2.3(a)(vi) of the Agreement. Unless otherwise stated, capitalized terms used herein shall have the same meaning as those ascribed to them in the Agreement.

I, John Maiorana, Secretary of the Company, in my capacity as an executive officer of the Company, hereby certify as follows:

1.	I am the duly elected, qualified and acting Secretary of the Company and I am authorized to execute and deliver this Certificate on behalf of the Company.

2.

Attached hereto as Exhibit A is a true, correct and complete copy of the Certificate of Incorporation of the Company certified by the New Jersey Secretary of State, and such Articles of Incorporation are in full force and effect as of the date hereof. There have been no amendments to such Certificate of Incorporation since the certification date thereof and no steps have been taken by the Board of Directors of the Company (the “Board”) or the Company Stockholders to effect or authorize any further amendment or other modification thereto.

3.

Attached hereto as Exhibit B is a true, correct and complete copy of the Bylaws of the Company, as in full force and effect as of the date hereof. No action has been taken, or is contemplated by the Board for the purpose of effecting any amendment or modification thereof.

4.

Attached hereto as Exhibit C are true, correct and complete copies of the resolutions of the Board in respect of the Agreement and the Contemplated Transactions. Such resolutions have not been amended or revoked and are in full force and effect as of the date hereof. Such resolutions are the only resolutions adopted by the Board relating to the Contemplated Transactions.

5.

Attached hereto as Exhibit D are true, correct and complete copies of certificates of good standing for the Company issued by the New Jersey Secretary of State and the other jurisdictions in which the Company is qualified to do business.

6.

Set forth below is the true title, name and genuine signature of the duly elected or appointed officer of the Company who is authorized, on behalf of the Company, to execute and deliver all Transaction Documents:

Name:	Title:	Signature:
Neil Bernstein	President and Chief Executive Officer

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on the date first written above.

Name: John Maiorana

Title: Secretary

Exhibit A

Certificate of Incorporation

[Attached]

Exhibit B

Bylaws

[Attached]

Exhibit C

Resolutions

[Attached]

Exhibit D

Certificates of Good Standing

[Attached]

Exhibit B-2

Form of Officer’s Certificate – RBA Connecticut

[Attached]

OFFICER’S CERTIFICATE

OF

RBA GROUP OF CONNECTICUT, LLC

______, 2015

Reference is made to the Stock Purchase Agreement dated as of the date hereof (the “Agreement”), by and among The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation (the “Company”), each of the holders of issued and outstanding shares of capital stock of the Company, Neil Bernstein, solely and in his capacity as the Stockholder Representative and NV5 Holdings, Inc., a Delaware corporation.

This Certificate is delivered by an officer of RBA Group of Connecticut, LLC, a Connecticut limited liability company (“RBA Connecticut”), pursuant to Section 2.3(a)(vii) of the Agreement. Unless otherwise stated, capitalized terms used herein shall have the same meaning as those ascribed to them in the Agreement.

I, Arthur Kleinman, Secretary of RBA Connecticut, in my capacity as an executive officer of RBA Connecticut, hereby certify as follows:

1.	I am the duly elected, qualified and acting Secretary of RBA Connecticut and I am authorized to execute and deliver this Certificate on behalf of RBA Connecticut.

2.

Attached hereto as Exhibit A is a true, correct and complete copy of the Operating Agreement of RBA Connecticut, certified by the Connecticut Secretary of State, and such Operating Agreement is in full force and effect as of the date hereof. There have been no amendments to such Operating Agreement since the certification date thereof and no steps have been taken by the Members of RBA Connecticut to effect or authorize any further amendment or other modification thereto.

3.

Attached hereto as Exhibit B are true, correct and complete copies of certificates of good standing for the Company issued by the Connecticut Secretary of State and the other jurisdictions in which RBA Connecticut is qualified to do business.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on the date first written above.

Name: Arthur Kleinman

Title: Secretary

Exhibit A

Operating Agreement

[Attached]

Exhibit B

Certificates of Good Standing

[Attached]

Exhibit B-3

Form of Partner’s Certificate – RBA New York

[Attached]

PARTNER’S CERTIFICATE

OF

The RBA Group – New York

_____, 2015

Reference is made to the Stock Purchase Agreement dated as of the date hereof (the “Agreement”), by and among The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation, each of the holders of issued and outstanding shares of capital stock of the Company, Neil Bernstein, solely and in his capacity as the Stockholder Representative and NV5 Holdings, Inc., a Delaware corporation.

This Certificate is delivered by a partner of The RBA Group – New York, a New York Partnership (“RBA New York”), pursuant to Section 2.3(a)(viii) of the Agreement. Unless otherwise stated, capitalized terms used herein shall have the same meaning as those ascribed to them in the Agreement.

I, Thomas R. Badenoch, a Partner of RBA New York, in my capacity as a Partner of RBA New York, hereby certify as follows:

1.	I am a Partner of RBA New York and I am authorized to execute and deliver this Certificate on behalf of RBA New York.

2.

Attached hereto as Exhibit A is a true, correct and complete copy of the Partnership Agreement of RBA New York, certified by the New York Secretary of State, and such Partnership Agreement is in full force and effect as of the date hereof. There have been no amendments to such Partnership Agreement since the certification date thereof and no steps have been taken by the Partners of RBA New York to effect or authorize any further amendment or other modification thereto.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Partner’s Certificate on the date first written above.

Name: Thomas R. Badenoch

Title: Partner

Exhibit A

Partnership Agreement

[Attached]

Exhibit B-4

Form of Officer’s Certificate – RBA Architecture

[Attached]

OFFICER’S CERTIFICATE

OF

RBA GROUP – ARCHITECTURE, P.C.

_____, 2015

Reference is made to the Stock Purchase Agreement dated as of the date hereof (the “Agreement”), by and among The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation (the “Company”), each of the holders of issued and outstanding shares of capital stock of the Company, Neil Bernstein, solely and in his capacity as the Stockholder Representative and NV5 Holdings, Inc., a Delaware corporation.

This Certificate is delivered by an officer of RBA Group – Architecture, P.C, a New Jersey professional services corporation (“RBA Architecture”), pursuant to Section 2.3(a)(ix) of the Agreement. Unless otherwise stated, capitalized terms used herein shall have the same meaning as those ascribed to them in the Agreement.

I, Horace Walker, Secretary of RBA Architecture, in my capacity as an executive officer of RBA Architecture, hereby certify as follows:

1.	I am the duly elected, qualified and acting Secretary of RBA Architecture and I am authorized to execute and deliver this Certificate on behalf of RBA Architecture.

2.

Attached hereto as Exhibit A is a true, correct and complete copy of the Certificate of Incorporation of RBA Architecture certified by the New Jersey Secretary of State, and such Articles of Incorporation are in full force and effect as of the date hereof. There have been no amendments to such Certificate of Incorporation since the certification date thereof and no steps have been taken by the Board of Directors of RBA Architecture (the “Board”) or the stockholders of RBA Architecture to effect or authorize any further amendment or other modification thereto.

3.

Attached hereto as Exhibit B is a true, correct and complete copy of the Bylaws of RBA Architecture, as in full force and effect as of the date hereof. No action has been taken, or is contemplated by the Board for the purpose of effecting any amendment or modification thereof.

4.

Attached hereto as Exhibit C are true, correct and complete copies of certificates of good standing for RBA Architecture issued by the New Jersey Secretary of State and the other jurisdictions in which RBA Architecture is qualified to do business.

5.

Set forth below is the true title, name and genuine signature of the duly elected or appointed officer of RBA Architecture who is authorized, on behalf of RBA Architecture, to execute and deliver all Transaction Documents:

Name:	Title:	Signature:
James Brighton	President

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on the date first written above.

Name: Horace Walker

Title: Secretary

Exhibit A

Certificate of Incorporation

[Attached]

Exhibit B

Bylaws

[Attached]

Exhibit C

Certificates of Good Standing

[Attached]

Exhibit C

Form of Company Tax Certificate

[See attached]

The RBA Group, Inc., Engineers, Architects and Planners

Certificate Under Treasury Regulations Section 1.1445-2(c)(3)

[_____], 2015

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is not a United States person and the transferee is acquiring a United States real property interest. In order to confirm that NV5 Holdings, Inc., a Delaware corporation (“Buyer”), as transferee, is not required to withhold tax upon acquisition of shares of the stock of The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation (the “Company”) the undersigned, an executive officer of the Company, hereby certifies as follows:

1.	The stock of Company does not constitute a “United States real property interest”, as that term is defined in Section 897(c)(1)(A) of the Code;

2.

The determination in Paragraph 1, above, is based on a determination by the Company that the Company has not been a “United States real property holding corporation”, as that term is defined in Section 897(c)(2) of the Code, during the five-year period ending on the date hereof;

3.	The Company’s federal employer identification number is [_________]; and

4.	The Company’s office address is: 7 Campus Drive, Suite 300

Parsippany, NJ 07054

The Company understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment or both.

This certification constitutes authorization for Buyer, as agent for the Company, to deliver a copy of this certification letter, along with the appropriate notification, to the Internal Revenue Service on behalf of the Company within 30 days after the date hereof pursuant to the requirements of Treasury Regulations Section 1.897-2(h)(2).

[Signature page follows]

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have the authority to sign this document on behalf of the Company.

The RBA Group, Inc.,
Engineers, Architects and Planners,
a New Jersey corporation

By:
Name:
Title:

[Signature Page to Company Tax Certificate]

The RBA Group, Inc.,

Engineers, Architects and Planners, a New Jersey corporation

7 Campus Drive, Suite 300

Parsippany, NJ 07054

[_____], 2015

Via Certified Mail

Internal Revenue Service

Director, Philadelphia Service Center

P.O. Box 21086

Drop Point 8731

FIRPTA Unit,

Philadelphia, PA 19114-0586

Re: Notice Pursuant to Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3)

Dear Sir/Madam:

At the request of NV5 Holdings, Inc., a Delaware corporation (“Buyer”), in connection with the acquisition of shares of the stock of The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation (the “Company”), the Company voluntarily provided the attached copy of a certificate, dated as of the date of this notice, to Buyer under Treasury Regulations Section 1.1445-2(c)(3) (the “FIRPTA Certificate”). This notice is provided pursuant to the requirements of Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3).

The following information relates to the corporation providing the notice:

Name:                               The RBA Group, Inc., Engineers, Architects and Planners

Address:                            7 Campus Drive, Suite 300

                            Parsippany, NJ 07054

Taxpayer ID Number:      [______________]

The following information relates to the corporation that requested the notice:

Name:                                NV5 Holdings, Inc.

Address:                           200 South Park Road, Suite 350

                           Hollywood, FL 33021

Taxpayer ID Number:      45-3458017

The interest in question (stock of the Company) is not a “United States real property interest”, as that term is defined in Section 897(c)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), because the Company has not been a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Code, during the five-year period ending on the date hereof.

Under penalties of perjury, the undersigned, an officer of the Company, declares that the above notice (including the FIRPTA Certificate attached hereto) is correct to the best of the undersigned’s knowledge and belief and further declares that the undersigned has the authority to sign this document on behalf of the Company.

Enclosed is a duplicate signed copy of this notice that we ask to be date stamped received by the Internal Revenue Service and returned to us in the self-addressed stamped envelope provided.

THE RBA GROUP, INC., ENGINEERS, ARCHITECTS AND PLANNERS

By:
Name:
Title:

Exhibit D

Form of Release

[Attached]

ACKNOWLEDGEMENT OF FINAL PAYMENT AND RELEASE OF CLAIMS

under

NON-QUALIFIED DEFERRED COMPENSATION PLAN AGREEMENT

This Acknowledgement of Final Payment and Release of Claims under Non-Qualified Deferred Compensation Plan Agreement (this “Release”) is dated as of June 29, 2015 by and between _____________________________________ (“Participant”), and THE RBA GROUP, INC., ENGINEERS, ARCHITECTS AND PLANNERS (“RBA Group”).

Preliminary Statements

A.     Participant previously entered into a Non-Qualified Deferred Compensation Plan Agreement (the “Agreement”) with RBA Group under which Participant has an opportunity to elect to defer a portion of his or her RBA compensation for payment at some later date;

B.     The stockholders of RBA Group, RBA Group and NV5 Holdings, Inc. (“NV5”) expect to complete a transaction under which NV5 will become the owner of all of the issued and outstanding stock of RBA Group (the “Contemplated Transaction”); and

C.      Because of the Contemplated Transaction with NV5, RBA Group is required to terminate the Agreement and pay Participant his or her accrued benefits thereunder;

NOW, THEREFORE, for and in consideration of the foregoing premises, and the payment to be made to Participant described below, the parties hereby agree as follows:

1.     Deferred Compensation Amount. Participant acknowledges that he or she has received a current statement of his or her accrued deferred compensation benefits, and that the amount described on the statement is the final determination of his or her accrued deferred compensation benefits under the Agreement prior to its termination and represents the amount Participant is entitled to receive in final payment (“Final Deferred Compensation Amount”). This amount is set forth below next to Participant’s name.

2.     Payment of Final Deferred Compensation Amount. After this Release is signed by Participant, the Final Deferred Compensation Amount, less income tax withholdings and other permissible deductions required by applicable law, shall be paid to Participant as soon as administratively practicable after the consummation of the Contemplated Transaction. Such payment will be made through the payroll process of RBA Group, NV5 or their affiliates, as the case may be. Payment of the Final Deferred Compensation Amount is a legal obligation of RBA Group only, and not of NV5.

3.     Certain Tax Matters. Participant acknowledges and agrees that he or she shall have no ability to alter or control the timing of payment of the Final Deferred Compensation Amount. He or she will not have any ability to direct such payment to be made in any subsequent tax year. Participant acknowledges that the Final Deferred Compensation Amount shall be fully taxable to him or her as ordinary income. Participant shall be solely liable for the payment of any taxes, income or otherwise, associated with his or her receipt of the Final Deferred Compensation Amount. To comply with applicable income tax law, the termination of the Agreement must occur no earlier than thirty (30) days prior to the consummation of the Contemplated Transaction, and the deferred compensation benefits accrued to Participant will be paid no later than twelve (12) months after the consummation of the Contemplated Transaction.

4.     Release of RBA Group and NV5. Participant and his or her heirs, executors, administrators, personal representatives and assigns hereby unconditionally, irrevocably, voluntarily, knowingly, fully, finally and completely forever waive, release, and forever discharge RBA Group, NV5, their respective affiliates, and each of the foregoing’s respective past, present, and future directors, managers, officers, employees, members, partners, direct and indirect stockholders and other equityholders, heirs, legal representatives and legatees, lenders, insurers, and agents, and any predecessors, successors, or assigns of any of the foregoing (each, a “Released Party”), of and from any and all manner of action or actions, cause or causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and claims whatsoever, whether direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, suspected or unsuspected, claimed or unclaimed, of every name and nature, whether pursuant to contract, common law, statute, ordinance, regulation, federal or state law, or otherwise, that the Participant has or may have against such Released Parties arising under, in connection with, resulting from, or with respect to any matter, action, agreement, understanding, arrangement, transaction, omission, practice, conduct, cause or thing, act or failure to act whatsoever, in each case in respect of the Agreement or the Final Deferred Compensation Amount, from the beginning of time through and including the Effective Date.

5.     Representations and Warranties. Participant represents and warrants to the Released Parties that: (a) Participant is legally empowered and authorized to execute and deliver this Release; (b) Participant has not assigned or transferred or purported to assign or transfer to any person or entity all or any part of, or any liability of any nature, character, or description whatsoever, that is or that purports to be released or discharged by this Release; (c) the execution, delivery and performance of this Release does not contravene any provision of any law, contract or arrangement applicable to Participant; and (d) this Release constitutes the legal, valid and binding obligation of Participant, enforceable against Participant in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

6.     Effectiveness. This Release shall become effective when the Participant receives payment of the Final Deferred Compensation Amount (the “Effective Date”).

7.     Governing Law. This Release shall be governed by, and shall be construed in accordance with, the laws of the State of Delaware.

8.     Successors; Third Party Beneficiaries. This Release will inure to the benefit of each Released Party, all of whom will be considered third party beneficiaries hereunder.

9.     Voluntary Execution of Release. The Participant acknowledges that he or she has read this Release and has had the opportunity to ask questions of RBA Group management with respect thereto, and is voluntarily entering into this Release. Participant has made such investigation of the facts pertaining to this Release, and all of the matters pertaining hereto, as Participant deems necessary. In executing this Release, Participant assumes the risk of any misrepresentation, concealment or mistake, except to the extent that any of the foregoing is due to conduct on the part of a Released Party. Should Participant subsequently discover that any fact that Participant relied upon in entering into this Release was untrue, or that Participant’s understanding of the facts or of the law was incorrect, Participant will not be entitled to any relief in connection therewith. Without limiting the generality of the foregoing, Participant surrenders any alleged right to set aside or rescind the Release on any ground. The Release is intended to be and is final and binding upon Participant.

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed this Release as of the day and year set forth above.

PARTICIPANT

By:__________________________________

Name:________________________________

Final Deferred Compensation Amount:

$ ____________________

Date of NonQualifed Deferred Compensation

Agreement: _____________________________

THE RBA GROUP, INC. By:__________________________________ Robert Ellis, Senior VP and CFO

[Signature Page to Acknowledgement and Release]

Exhibit E

Form of Lock-up Agreement

[Attached]

Form of Lock-Up Agreement

[*]

NV5 HOLDINGS, INC.

200 SOUTH PARK ROAD, SUITE 350

HOLLYWOOD, FLORIDA 33021

Re:     NV5 Holdings, Inc.

Ladies and Gentlemen:

The undersigned hereby agrees that without, in each case, the prior written consent of NV5 HOLDINGS, INC. (“NV5”) during the period specified in the second succeeding paragraph (the “Lock-Up Period”), the undersigned will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of Common Stock (including, without limitation, shares of Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Undersigned’s Securities”) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Securities even if such Undersigned’s Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Undersigned’s Securities. In addition, the undersigned agrees that, without the prior written consent of the NV5, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock during the Lock-Up Period.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and ceases one year from the date of this Lock-Up Agreement, which is [*], subject to additional restrictions related to the Company’s Insider Trading Policy, including but not limited to items related to release of earnings results, material information, or material events.

Notwithstanding the foregoing, (1) the undersigned may transfer the Undersigned’s Securities (i) as a bona fide gift or gifts and (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or (2) if the undersigned is a corporation, company, business trust, association, limited liability company, partnership, limited liability partnership, limited liability limited partnership or other entity (collectively, the “Entities” or, individually, the “Entity”), the undersigned may transfer shares of Common Stock to any person or Entity which controls, is directly or indirectly controlled by, or is under common control with the undersigned and, if the undersigned is a partnership or limited liability company, it may transfer the shares of Common Stock to its partners, former partners or an affiliated partnership (or members, former members or an affiliated limited liability company) managed by the same manager or managing partner (or managing member, as the case may be) or management company, or managed by an entity controlling, controlled by, or under common control with, such manager or managing partner (or managing member) or management company in accordance with partnership (or membership) interests; provided, in each case of transfer pursuant to clause (1) or (2), that (x) such transfer shall not involve a disposition for value, (y) the transferee agrees in writing with the NV5 to be bound by the terms of this Lock-Up Agreement, and (z) no filing by any party under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, the foregoing restrictions shall not apply to (i) the exercise of stock options granted pursuant to the Company’s equity incentive plans; provided that it shall apply to any of the Undersigned’s Securities issued upon such exercise, or (ii) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Undersigned’s Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period (as such may have been extended pursuant to the provisions hereof).

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock if such transfer would constitute a violation or breach of this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

[Signature Page Follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

Very truly yours,

[*]

Exhibit F

Form of Legal Opinion

[Attached]

Form of Legal Opinion

The opinions set forth below will be delivered at the closing of the Stock Purchase Agreement dated as of July 1, 2015, by and among The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation (the “Company”), each of the holders of issued and outstanding shares of capital stock of the Company, the Stockholder Representative, and NV5 Holdings, Inc., a Delaware corporation. Capitalized terms used and not otherwise defined in the opinion letter shall have the respective meanings ascribed to them in the Stock Purchase Agreement.

1.     The Company has been duly incorporated and is validly existing and in good standing under New Jersey law and is qualified as a foreign corporation and in good standing under the laws of New York, Pennsylvania, Maryland and Connecticut.

2.     The Company has power as a corporation to enter into, execute and deliver the Stock Purchase Agreement and the Releases and to perform its obligations thereunder. The execution, delivery and performance by the Company of the Stock Purchase Agreement and the Releases, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the Stock Purchase Agreement or Releases or to consummate the Contemplated Transactions.

3.     The Stock Purchase Agreement and each of the Releases has been duly executed and delivered by the Company.

4.     The execution and delivery by the Company of the Stock Purchase Agreement and the Releases and the performance by the Company of its obligations thereunder, do not and will not (i) constitute a violation of the laws of New Jersey or United States federal law or (ii) constitute a violation of, or a breach or default under, the provisions of the Company’s Charter or Bylaws.

5.     Other than as disclosed in the Stock Purchase Agreement (including the Disclosure Schedules thereto), the Company is not required to obtain any consent, approval, license or exemption by, or order or authorization of, or to make any filing, recording or registration with, any Governmental Body pursuant to the laws of New Jersey or United States federal law in connection with the execution and delivery by the Company of the Stock Purchase Agreement or the performance by the Company of its obligations thereunder.

6.     The authorized capital stock of the Company consists of 40,000 shares of Common Stock, without par value, of which to our knowledge, 39,245 shares are issued and outstanding all of which Shares are to our knowledge owned of record by the Stockholders. All issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

7.     Upon delivery of the Stock Certificates and Powers by the Stockholders to you, against delivery and payment therefor of the purchase price set forth in the Stock Purchase Agreement, the Company shall have a valid and enforceable obligation under Article 8 of the New Jersey Uniform Commercial Code to register transfer of the Shares to you on the books of the Company and issue and deliver a stock certificate in your name evidencing the Shares.

Exhibit G

Form of Funds Flow Certificate

[Attached]

FUNDS FLOW CERTIFICATE

July 1, 2015

Reference is made to that certain Stock Purchase Agreement dated as of June 30, 2015 (the “Stock Purchase Agreement”), by and among (i) The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation (the “Company”), (ii) each of the holders of issued and outstanding shares of capital stock of the Company (the “Company Stockholders”), (iii) Neil Bernstein, solely in his capacity as the Stockholder Representative, and (iv) NV5 Holdings, Inc., a Delaware corporation (“Buyer”).

This Certificate is delivered by the Company pursuant to Section 2.3(a)(xvii) of the Agreement. Unless otherwise stated, capitalized terms used herein shall have the same meanings as those ascribed to them in the Stock Purchase Agreement.

I, Robert M. Ellis, Senior Vice President and Chief Financial Officer of the Company, in my capacity as an executive officer of the Company, hereby certify as follows:

1.	I am the duly elected, qualified and acting Senior Vice President and Chief Financial Officer of the Company and I am authorized to execute and deliver this Certificate on behalf of the Company.

2.

Each Company Stockholder has instructed Buyer to, and at Closing Buyer shall, initiate the funds transfers contemplated by the Stock Purchase Agreement in accordance with the Funds Flow Memorandum attached hereto as Exhibit A.

3.

Set forth in the Funds Flow Memorandum attached hereto as Exhibit A in the column captioned “Balance Due” opposite each Company Stockholder’s name is the amount that such Company Stockholder has the right to receive at the Closing in respect of the Closing Payment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Funds Flow Certificate on the date first written above.

Name: Robert M. Ellis

Title: Senior Vice President and Chief Financial Officer

Exhibit A

Funds Flow Memorandum

[Attached]

Exhibit H

Buyer Closing Certificate

[See attached]

CLOSING CERTIFICATE

OF

NV5 HOLDINGS, INC.

July 1, 2015

Reference is made to the Stock Purchase Agreement dated as of the date hereof (the “Agreement”), by and among The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation, each of the holders of issued and outstanding shares of capital stock of the Company (the “Company Stockholders”), Neil Bernstein, solely and in his capacity as the Stockholder Representative and NV5 Holdings, Inc., a Delaware corporation (“Buyer”).

This Certificate is delivered by the Buyer pursuant to Section 2.3(b)(i)(C) of the Agreement. Unless otherwise stated, capitalized terms used herein shall have the same meaning as those ascribed to them in the Agreement.

I, Dickerson Wright, Chief Executive Officer of Buyer, in my capacity as an executive officer of Buyer, hereby certify as follows:

1.	I am the duly elected, qualified and acting Chief Executive Officer of Buyer and I am authorized to execute and deliver this Certificate on behalf of Buyer.

2.	As of the date of this Certificate, all closing deliveries of Buyer specified in Section 2.3(b) of the Agreement have been delivered to the Company Stockholders.

3.	The representations and warranties of Buyer contained in ARTICLE VI of the Agreement are true and correct in all material respects as of the date of this Certificate.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate on the date first written above.

Name: Dickerson Wright

Title: Chief Executive Officer

[Signature Page to Buyer Closing Certificate]

Exhibit I

Form of Promissory Note

[Attached]

FORM OF

PROMISSORY NOTE

$[___________]	July 1, 2015

Executed in San Diego, California

FOR VALUE RECEIVED, NV5 HOLDINGS, INC., a Delaware corporation (“Buyer”), hereby promises to pay to [______________] (“Stockholder”), an individual residing in the State of [__________], in lawful money of the United States of America, the aggregate principal sum of [__________] ($[__________]), together with interest accrued thereon, calculated and payable as set forth below in this Promissory Note (this “Note”) and subject to adjustment as set forth below and reflected on Schedule 1 attached hereto.

This Note is being issued pursuant to Section 3.1(b) of the Stock Purchase Agreement (the “Stock Purchase Agreement”), of even date herewith, by and among The RBA Group, Inc., Engineers, Architects and Planners (the “Company”), each of the holders of issued and outstanding shares of capital stock of the Company, including Stockholder, the Stockholder Representative and Buyer.

1.     Defined Terms. All capitalized terms used herein shall have the meanings ascribed to them in the Stock Purchase Agreement, except to the extent such capitalized terms are otherwise defined or limited herein.

2.     Principal Amount Adjustments.

(a)     Notwithstanding anything set forth herein to the contrary, the outstanding principal amount of this Note shall be reduced on a dollar-for-dollar basis by:

(i)     the Stockholder’s pro rata portion of the amount of Transaction Expenses, if any, payable to Buyer pursuant to Section 3.1(b)(ii) of the Stock Purchase Agreement in accordance with the proportions set forth on Exhibit A to the Stock Purchase Agreement;

(ii)     subject to Section 2(a)(iii) hereof, the Stockholder’s pro rata portion of any amounts paid or payable to any Buyer Indemnified Party under the terms of ARTICLE X of the Stock Purchase Agreement in accordance with the proportions set forth on Exhibit A to the Stock Purchase Agreement; and

(iii)     any amounts paid or payable to any Buyer Indemnified Party under the terms of ARTICLE X of the Stock Purchase Agreement with respect to indemnification for a breach of any representations made by Stockholder under ARTICLE V of the Stock Purchase Agreement;

(b)     Schedule 1 attached hereto shall be amended by Buyer following any such adjustment to the outstanding principal amount of this Note properly due and payable and following compliance by Buyer with the procedures under Sections 3.1(b)(ii) or 10.5 of the Stock Purchase Agreement, as the case may be, without requiring any further amendment or the Consent or approval of Stockholder. Buyer shall provide prompt written notice to the Stockholder Representative of each adjustment made to this Note.

3.     Interest. The outstanding principal amount of this Note shall accrue interest at a rate of three percent (3.0%) per annum commencing on the date hereof through the date that all amounts hereunder are paid in full. Interest payments shall be paid at the time of corresponding principal amount payments set forth in Section 4 below.

4.     Payment. Subject to the adjustments set forth in Section 2 above, the unpaid principal amount of this Note shall be due and payable in four (4) equal payments on the first, second, third and fourth annual anniversaries of the Closing Date. In the event that the outstanding principal amount of this Note is adjusted pursuant to Section 2 above following any payment of this Note in accordance with the first sentence of this Section 4, the remaining payment or payments shall be reduced or increased, as the case may be, proportionately by the amount of any such adjustment. All payments of principal, interest, fees and other amounts payable by Buyer shall be made in immediately available funds to Stockholder at the address of Stockholder set forth in Exhibit A of the Stock Purchase Agreement (or to such other place or in such other manner designated by Stockholder in writing to Buyer).

5.     Prepayment. Buyer may prepay the amounts due hereunder at any time without penalty. Payments will be credited first to costs of collection and other charges for which Buyer is responsible pursuant to this Note, next to pay accrued interest and late charges, if any, then to reduce the principal amount due under this Note.

6.     Business Days. Any payment on this Note coming due on a Saturday, a Sunday or a day which is a legal holiday in the place at which a payment is to be made hereunder shall be made on the next succeeding day which is a business day in such place.

7.     Waiver Regarding Notice. Buyer waives presentment, demand and presentation for payment, protest and notice of protest, and, except as otherwise specifically provided herein, any other notices of whatever kind or nature, bringing of suit and diligence in taking any action to collect any sums owing hereunder.

8.     Default; Remedies.

(a)     Any one or more of the following shall constitute a default (“Default”) under this Note if not cured within the cure period referenced in the applicable subparagraph:

(i)     Failure of Buyer to pay any installment of the outstanding principal amount due under this Note, or the accrued and unpaid interest thereon, on the due dates set forth in Section 4 above, and the failure to cure such default within fifteen (15) days;

(ii)     The institution of any bankruptcy, reorganization or insolvency proceedings against Buyer or the appointment of a receiver or a similar official with respect to all or a substantial part of the properties of Buyer and a failure to have such proceedings dismissed or such appointment vacated within a period of sixty (60) days; or

(iii)     The institution of any voluntary bankruptcy, reorganization or insolvency proceedings by Buyer or the appointment of a receiver or a similar official with respect to all or a substantial part of the properties of Buyer at the instance of Buyer.

(b)     If a Default shall occur and be continuing, then Stockholder may declare the entire principal balance of this Note, and all accrued and unpaid interest thereon, to be immediately due and payable, and shall be entitled to all remedies available to it under Delaware law or applicable law, subject to Sections 10 and 11 below, and Stockholder shall have the right of offset described in Section 8(c) below.

(c)     If a Default has occurred and is continuing, and Buyer fails to make any payment due to Stockholder under this Note, then Stockholder shall be entitled to offset the amount due Stockholder against any amounts due from Stockholder to Buyer.

(d)     Buyer shall pay on demand all costs reasonably incurred by Stockholder, including without limitation, reasonable attorneys fees, in connection with Stockholder’s efforts to collect amounts due pursuant to this Note following a Default.

9.     Successors and Assigns. This Note shall not be assigned or transferred by Stockholder (directly or indirectly) without the express prior written consent of Buyer. This Note shall not be assigned or transferred by Buyer (directly or indirectly) without the express prior written consent of Stockholder; provided, however, that Buyer may assign this Note or any of its rights or obligations hereunder to any Affiliate of Buyer without such consent. No such assignment will release Buyer of its obligations hereunder and the references in this Note to Buyer shall also apply to any such assignees, unless the context otherwise requires, and the liability of the Buyer and such assignee(s) shall be joint and several. Subject to the preceding sentence, this Note will be binding in all respects on Buyer and Stockholder and their respective successors and assigns and inure to the benefit of Buyer and Stockholder and their respective successors and assigns.

10.     Governing Law; Jurisdiction.

(a)     This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)     Buyer and Stockholder agree that any disputes arising out of or related in any way to this Note, including a breach of or default under this Note, shall be filed exclusively in the state courts in Broward County, Florida. Neither Buyer nor Stockholder will argue or contend that it is not subject to the jurisdiction of the Florida Courts or that venue in Broward County, Florida is improper

11.     Waiver of Jury Trial. STOCKHOLDER AND BUYER HEREBY AGREE TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH BUYER, STOCKHOLDER OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS NOTE.

12.     No Recourse Except to Buyer. Stockholder, on behalf of itself and each permitted successor or assign of this Note, acknowledges and agrees that neither Stockholder nor its permitted successors or assigns has any right to recovery against any director, officer, employee, incorporator or stockholder of Buyer with respect to any obligations of Buyer under this Note or for any claim based on, in respect of, or by reason of, such obligations or their creation; it being expressly understood that this Note is solely a corporate obligation, and that no personal liability whatsoever shall attach to, or is or shall be incurred by, any director, officer, employee, incorporator or stockholder of Buyer or any of their respective successors or assigns.

13.     Amendments; Waiver. Except as set forth in Section 2 above, no amendment, modification or waiver of any provision of this Note shall be deemed to be made unless the same shall be made in writing signed or consented to by Stockholder and Buyer. No failure or delay on the part of Stockholder in the exercise of any power, right or remedy under this Note shall impair such power, right or remedy or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise of such power, right or remedy or any other power, right or remedy. No failure or delay on the part of Buyer in calculating the adjustments contemplated by Section 2 of this Note or amending Schedule 1 attached hereto in respect of any such adjustment shall impair such power, right or remedy or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise of such power, right or remedy or any other power, right or remedy.

14.     Severability. If any provision of this Note is held illegal, invalid or unenforceable such illegality, invalidity or unenforceability will not affect any other provision hereof. This Note shall, in such circumstances be deemed modified to the extent necessary to render enforceable the provisions hereof.

15.     Headings. The headings in this Note are for convenience of reference only and shall not affect its interpretation.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first above written.

NV5 HOLDINGS, INC.,

a Delaware corporation

By:

Name:     Dickerson Wright

Title:     Chief Executive Officer

[Signature Page to Promissory Note]

SCHEDULE 1

Adjustments to Outstanding Principal Amount

Date	Adjustment	Outstanding Principal Amount